As filed with the Securities and Exchange Commission on July 19, 2019

Registration No. 333-232335

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

________________________________________________________________________________________________________________

(Exact name of registrant as specified in its charter)

Ohio	6022	31-0854434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45202

(800) 972-3030

________________________________________________________________________________________________________________

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Susan B. Zaunbrecher

Executive Vice President, Corporate Secretary and Chief Legal Officer

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45202

(800) 972-3030

________________________________________________________________________________________________________________

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Saema Somalya H. Samuel Lind Fifth Third Bancorp 38 Fountain Square Plaza MD 10909F Cincinnati, Ohio 45263 (513) 534-4300	William L. Taylor Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, with no par value	200,000 (1)	N/A	$200,000,000(2)	$24,240.00(3) (5)
Depositary Shares, each representing a 1/40th interest in a share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, with no par value	(4)	(4)	(4)	(4)

(1)	Represents the maximum number of shares of Fifth Third 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A (the “new Fifth Third preferred stock”) estimated to be issuable in connection with the merger, and is based on the product of (x) 1.0, the exchange ratio for such shares in the merger and (y) 200,000, which is the number of shares of MB Financial 6.00% Non-Cumulative Perpetual Preferred Stock, Series C (“MB Financial preferred stock”) issued and outstanding as of June 25, 2019.
(2)	The proposed maximum aggregate offering price of the registrant’s preferred stock was calculated based upon the book value per share of MB Financial preferred stock as of June 25, 2019 pursuant to Rule 457(f)(2) under the Securities Act.
(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by .0001212.
(4)	No separate registration fee will be payable in respect of the depositary shares each representing a 1/40th interest in a share of the new Fifth Third preferred stock.
(5)	Amount previously paid in connection with Fifth Third’s filing of Registration Statement on Form S-4 (No. 333-232335), which was filed with the Securities and Exchange Commission on June 25, 2019.

The information contained in this prospectus/information statement is subject to completion or amendment. A registration statement relating to the new Fifth Third preferred stock and related depositary shares to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus/information statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROSPECTUS/INFORMATION STATEMENT

DATED JULY 19, 2019, SUBJECT TO COMPLETION

MERGER PROPOSED

July [●], 2019

Dear Stockholder:

On June 24, 2019, MB Financial, Inc., which we refer to as MB Financial, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Fifth Third Bancorp, which we refer to as Fifth Third. The merger agreement provides for the merger of MB Financial with and into Fifth Third, with Fifth Third as the surviving corporation, which we refer to as the merger.

Fifth Third owns all of the shares of MB Financial’s common stock, par value $0.01, which we refer to as MB Financial common stock. In the merger, each outstanding share of MB Financial common stock will be cancelled. Additionally, each share of MB Financial’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to as MB Financial preferred stock, will be converted into the right to receive one share of a newly created series of preferred stock of Fifth Third having substantially the same terms as MB Financial preferred stock. The newly created series of preferred stock is the Fifth Third 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, with no par value, which we refer to as the new Fifth Third preferred stock.

Based on the number of shares of MB Financial preferred stock and the number of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, outstanding as of July 18, 2019, the total number of shares of the new Fifth Third preferred stock expected to be issued in connection with the merger is 200,000 and the total number of depositary shares expected to be issued in respect of the new Fifth Third preferred stock is 8,000,000. The depositary shares issued in respect of the new Fifth Third preferred stock are expected to be listed on the NASDAQ Global Select Market. The holders of shares of the new Fifth Third preferred stock will vote together with the holders of shares of Fifth Third’s common stock, no par value, which we refer to as the Fifth Third common stock, as a single class on all matters on which the holders of shares of the Fifth Third common stock are entitled to vote, with the holder of each share of the new Fifth Third preferred stock being entitled to 24 votes for each such share and the holder of each share of the Fifth Third common stock being entitled to one vote for each such share. Based on the number of issued and outstanding shares of Fifth Third common stock and the number of issued and outstanding shares of MB Financial preferred stock, in each case as of July 18, 2019, and based on the exchange ratio of one share of the new Fifth Third preferred stock per share of MB Financial preferred stock, the holders of shares of MB Financial preferred stock immediately prior to the closing of the merger will hold, in the aggregate, approximately 0.65% of the voting power of the shares of the Fifth Third common stock and the Fifth Third preferred stock, voting together as a single class.

MB Financial will hold a special meeting of its stockholders at which the holders of shares of MB Financial common stock, and the holders of shares of MB Financial preferred stock, which we refer to as MB Financial preferred stockholders, voting together as a single class, will be asked to approve the merger. The special meeting will be held on August 23, 2019, at 10:00 a.m., local time, at The Horizon Center, located on the second floor of 580 Walnut Street, Cincinnati, Ohio 45202. Fifth Third holds approximately 95% of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger. The holders of shares of MB Financial preferred stock collectively hold approximately 5% of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger. The merger cannot be completed unless the holders of a majority of the votes entitled to be cast on the merger by all classes of MB Financial capital stock outstanding and entitled to vote thereon, voting together as a single class, approve the merger. It is expected that Fifth Third will vote all of its shares of MB Financial common stock in favor of the merger and in that event the merger will be approved regardless of how the holders of shares of MB Financial preferred stock vote.

American Stock Transfer & Trust Company, LLC, which we refer to as the depositary, holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. The depositary is required to vote the shares of MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to holders of shares of MB Financial preferred stock or MB Financial preferred stockholders, this includes holders of depositary shares representing interests in MB Financial preferred stock unless the context indicates otherwise.

We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

This prospectus/information statement provides you with detailed information about the proposed transaction. It also contains or references information about Fifth Third and MB Financial and certain related matters. You are encouraged to read this prospectus/information statement carefully. In particular, you should read the “Risk Factors” section beginning on page 12 for a discussion of the risks you should consider in evaluating the proposed transaction and how it may affect you.

Sincerely,

Susan B. Zaunbrecher

Executive Vice President, Corporate Secretary and Chief Legal Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the issuance of the new Fifth Third preferred stock in connection with the merger or the other transactions described in this prospectus/information statement, or passed upon the adequacy or accuracy of the disclosures in this prospectus/information statement. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus/information statement is dated July [●], 2019, and is first being mailed to stockholders of MB Financial on or about July [●], 2019.

WHERE YOU CAN FIND MORE INFORMATION

Fifth Third files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. In addition, Fifth Third files reports and other business and financial information with the SEC electronically. The SEC maintains a website located at www.sec.gov containing this information, and reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You will also be able to obtain these documents, free of charge, from Fifth Third at ir.53.com under “SEC Filings”.

Fifth Third has filed a registration statement on Form S-4 of which this prospectus/information statement forms a part. As permitted by SEC rules, this prospectus/information statement does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this prospectus/information statement as to the contents of any contract or other documents referred to in this prospectus/information statement are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This prospectus/information statement incorporates by reference documents that Fifth Third has previously filed with the SEC. These documents contain important business and financial information about Fifth Third and its financial condition that is not included in or delivered with this prospectus/information statement. See “Incorporation of Certain Documents by Reference” beginning on page 54. These documents are available without charge to you upon written or oral request to Fifth Third’s Investor Relations department. The address and telephone number of such department is listed below.

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD 1090QC

Cincinnati, Ohio 45202

(866) 670-0468

To obtain timely delivery of these documents, you must request the information no later than August 16, 2019 in order to receive them before the special meeting of MB Financial stockholders.

Shares of Fifth Third’s common stock, no par value, are traded on the NASDAQ Global Select Market, which we refer to as the NASDAQ, under the symbol “FITB”.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 23, 2019

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of MB Financial, Inc., which we refer to as “MB Financial”, will be held on August 23, 2019, at 10:00 a.m. local time, at The Horizon Center, located on the second floor of 580 Walnut Street, Cincinnati, Ohio 45202, for the following purpose:

1.	For the holders of shares of MB Financial’s common stock, par value $0.01, which we refer to as MB Financial common stock, and the holders of shares of MB Financial’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to as MB Financial preferred stock, voting together as a single class, to approve the merger of MB Financial with and into Fifth Third Bancorp, which we refer to as Fifth Third, with Fifth Third surviving the merger, which we refer to as the merger. We refer to this proposal as the merger proposal.

The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal, voting together as a single class, is required to approve the merger proposal. Fifth Third owns all of the shares of MB Financial common stock, which hold approximately 95% of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal. The holders of shares of MB Financial preferred stock collectively hold approximately 5% of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal. It is expected that Fifth Third will vote all of its shares of MB Financial common stock in favor of the merger and in that event the merger will be approved regardless of how the holders of shares of MB Financial preferred stock vote.

No other matters may be brought before the special meeting.

The prospectus/information statement accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the merger proposal to be considered at the special meeting.

The MB Financial Board of Directors has set July 19, 2019 as the record date for the special meeting. Only holders of record of shares of MB Financial common stock and MB Financial preferred stock at the close of business on July 19, 2019 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Fifth Third owns all of the shares of MB Financial common stock. American Stock Transfer & Trust Company, LLC, which we refer to as the depositary, holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. The depositary is required to vote the shares of MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to the holders of shares of MB Financial preferred stock or MB Financial preferred stockholders, this includes holders of the depositary shares representing interests in the shares of MB Financial preferred stock unless the context indicates otherwise. The depositary will vote the shares of MB Financial preferred stock in accordance with the instructions it receives from holders of depositary shares representing interests in the shares of MB Financial preferred stock.

MB Financial stockholders may not participate in the special meeting by remote communications. Only Fifth Third, as the sole record holder of the shares of MB Financial common stock, and the depositary, as the sole record holder of the shares of MB Financial preferred stock, or any person granted a proxy by such stockholders of record, may attend the special meeting and vote in person. Holders of depositary shares may instruct the depositary how to vote the shares of MB Financial preferred stock under the terms of the deposit agreement among MB Financial, the depositary and the holders of the depositary receipts evidencing such depositary shares. If your depositary shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you instructions describing the procedure for voting your depositary shares.

By Order of the Board of Directors

Susan B. Zaunbrecher

Executive Vice President, Corporate Secretary and Chief Legal Officer

Chicago, Illinois

July [●], 2019

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this prospectus/information statement. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this prospectus/information statement.

Q:	WHAT IS THE MERGER?

A:	Fifth Third Bancorp, an Ohio corporation, which we refer to as Fifth Third, and MB Financial, Inc., a Maryland corporation and a subsidiary of Fifth Third, which we refer to as MB Financial, have entered into an Agreement and Plan of Merger, dated as of June 24, 2019, as it may be amended from time to time, which we refer to as the merger agreement. The merger agreement provides for the merger of MB Financial with and into Fifth Third, with Fifth Third as the surviving corporation, which we refer to as the merger.

MB Financial will hold a special meeting of its stockholders to obtain the required stockholder approvals, which we refer to as the special meeting. A copy of the merger agreement is attached to this prospectus/information statement as Appendix A. We urge you to read carefully this prospectus/information statement and the merger agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	This document constitutes both an information statement of MB Financial and a prospectus of Fifth Third. It is an information statement with respect to, and provides notice of, the special meeting of the stockholders of MB Financial to be held on August 23, 2019. It is a prospectus because Fifth Third is offering in connection with the merger, shares of its newly created series of preferred stock designated 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, which we refer to as the new Fifth Third preferred stock, and depositary shares in respect thereof, in exchange for the outstanding shares of MB Financial’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to as MB Financial preferred stock, and depositary shares in respect thereof.

Q:	WHAT WILL MB FINANCIAL COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

A:	All shares of MB Financial common stock are owned by Fifth Third. If the merger is completed, each share of MB Financial common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled.

Q:	WHAT WILL MB FINANCIAL PREFERRED STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, each share of MB Financial preferred stock will be converted into the right to receive one share of the new Fifth Third preferred stock. The new Fifth Third preferred stock will have substantially the same terms as MB Financial preferred stock, and in any event the powers, preferences and special rights of the new Fifth Third preferred stock will not be materially less favorable to the holders of shares of MB Financial preferred stock than the powers, preferences and special rights of the MB Financial preferred stock, taken as a whole. There are certain differences that are not material, such as (i) the MB Financial preferred stock has a par value of $0.01 per share and the new Fifth Third preferred stock has no par value, and (ii) dividend payment dates. If declared by the MB Financial Board of Directors, dividends are currently payable on shares of MB Financial preferred stock quarterly, in arrears, on February 25, May 25, August 25 and November 25 of each year. If declared by the Fifth Third Board of Directors, dividends will be payable on shares of the new Fifth Third preferred stock quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year. It is anticipated that the MB Financial Board of Directors will declare a dividend on the shares of MB Financial preferred stock for the August 25 payment date and in accordance with the terms of the MB Financial preferred stock that dividend will be payable on August 26, 2019, which is the first business day after August 25, 2019 and is also the expected date of the closing of the merger agreement. The first dividend payable on shares of the new Fifth Third preferred stock will accrue starting on August 25, 2019 and, if declared by the Fifth Third Board of Directors, will be paid on September 30, 2019.

Q:	WHAT WILL HAPPEN TO THE DEPOSITARY SHARES REPRESENTING MB FINANCIAL PREFERRED STOCK?

A:	American Stock Transfer & Trust Company, LLC, which we refer to as the depositary, holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. Upon the completion of the exchange of MB Financial preferred stock for the new Fifth Third preferred stock by the depositary, as the record holder of the MB Financial preferred stock, the depositary will call for the surrender of the depositary receipts evidencing the depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, pursuant to the deposit agreement among MB Financial, the depositary and the holders of such depositary receipts, and cancel such surrendered depositary receipts. The depositary will then issue new depositary receipts, each representing a 1/40th interest in a share of the new Fifth Third preferred stock to the former holders of the depositary shares, each representing a 1/40th interest in a share of the new Fifth Third preferred stock. Unless the context otherwise requires, references to “depositary shares” means the depositary shares representing a 1/40th interest in a share of MB Financial preferred stock or the depositary shares representing a 1/40th interest in a share of the new Fifth Third preferred stock, as applicable, and references to “depositary receipts” means the depositary receipts representing the applicable depositary shares.

Q:	WILL THE DEPOSITARY SHARES REPRESENTING INTERESTS IN THE NEW FIFTH THIRD PREFERRED STOCK BE LISTED ON THE NASDAQ FOLLOWING COMPLETION OF THE MERGER?

A:	Prior to the effective time of the merger, Fifth Third will seek to cause the depositary shares representing interests in the new Fifth Third preferred stock to be approved for listing on the NASDAQ.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	The parties expect that the merger will be completed on August 26, 2019. However, neither Fifth Third nor MB Financial can assure you of when or if the merger will be completed, and it is possible that factors outside of the control of both companies could result in the merger being completed at a different time or not at all. In addition, Fifth Third can terminate the merger agreement at any time, including after the MB Financial stockholders approve the merger at the special meeting.

Q:	WHAT ARE MB FINANCIAL STOCKHOLDERS BEING ASKED TO VOTE ON?

A:	Holders of shares of MB Financial common stock, which we refer to as MB Financial common stockholders, and holders of shares of MB Financial preferred stock, which we refer to as MB Financial preferred stockholders, are being asked to vote on a proposal to approve the merger, which we refer to as the merger proposal. We refer to MB Financial common stockholders and MB Financial preferred stockholders collectively as MB Financial stockholders.

All shares of MB Financial common stock are owned by Fifth Third. American Stock Transfer & Trust Company, LLC, which we refer to as the depositary, holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. The depositary is required to vote the shares of MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to “holders of shares of MB Financial preferred stock” or “MB Financial preferred stockholders,” this includes holders of the depositary shares representing interests in shares of MB Financial preferred stock unless the context indicates otherwise.

The merger cannot be completed unless the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger, voting together as a single class, approve the merger. It is expected that Fifth Third will vote all of its shares of MB Financial common stock in favor of the merger and in that event the merger will be approved regardless of how the holders of shares of MB Financial preferred stock vote.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:	The holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock entitled to vote at the special meeting, as of July 19, 2019, which we refer to as the record date, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE MERGER PROPOSAL AT THE SPECIAL MEETING?

A:	The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal, voting together as a single class, is required to approve the merger proposal. Through its ownership of all of the shares of MB Financial common stock, Fifth Third holds approximately 95% of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal. It is expected that Fifth Third will vote all of its shares of MB Financial common stock in favor of the merger and in that event the merger will be approved regardless of how the holders of shares of MB Financial preferred stock vote.

Q:	HAS THE MB FINANCIAL BOARD OF DIRECTORS APPROVED THE MERGER?

A:	Yes. The MB Financial Board of Directors has approved the merger.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held on August 23, 2019, at 10:00 a.m. local time, at The Horizon Center, located on the second floor of 580 Walnut Street, Cincinnati, Ohio 45202.

Q:	HOW DO I VOTE?

A:	Depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, may be voted only by providing voting instructions to the depositary, and the depositary will vote the shares of MB Financial preferred stock represented thereby in accordance with such instructions. Holders of depositary shares may instruct the depositary how to vote the shares of MB Financial preferred stock under the terms of the deposit agreement among MB Financial, the depositary and the holders of the depositary receipts evidencing such depositary shares. If your depositary shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you instructions describing the procedure for voting your depositary shares.

Q:	IF MY DEPOSITARY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY DEPOSITARY SHARES FOR ME?

A:	If you hold depositary shares representing interests in MB Financial preferred stock, in “street name” through a broker, bank or other holder of record, you must provide the record holder of your depositary shares with instructions on how to vote your depositary shares. Please follow the voting instructions provided by the broker or bank. If you hold depositary shares representing interests in MB Financial preferred stock in street name and do not instruct your broker, bank or other nominee on how to vote your depositary shares, your broker, bank or other nominee will not vote your depositary shares on the merger proposal. This will have the same effect as a vote cast against the merger proposal.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the special meeting, an abstention occurs when an MB Financial stockholder attends the MB Financial special meeting, either in person or by proxy, but abstains from voting. An abstention or failure to vote will have the same effect as a vote cast against the merger proposal.

Q:	ARE MB FINANCIAL STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	MB Financial held a special meeting of its stockholders on July 18, 2019, which we refer to as the MB Financial charter amendment special meeting, to vote on a proposal to amend MB Financial’s charter, which we refer to as the MB Financial charter, to (i) clarify that MB Financial stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the Maryland General Corporation Law and (ii) remove provisions relating to the approval of certain business combinations with an interested stockholder (as defined in the MB Financial charter) in their entirety. We refer to this amendment as the MB Financial charter amendment and this proposal as the MB Financial charter amendment proposal. The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the MB Financial charter amendment proposal, voting together as a single class, was required to approve the MB Financial charter amendment proposal. The MB Financial charter amendment proposal was approved at the MB Financial charter amendment special meeting and the MB Financial charter amendment became effective on July 18, 2019. As such, MB Financial stockholders will not be entitled to appraisal rights in connection with the merger.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MB FINANCIAL PREFERRED STOCKHOLDERS?

A:

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Based on customary representations made by Fifth Third and MB Financial, Fifth Third expects to receive, at or prior to the completion of the merger, an opinion from Davis Polk & Wardwell LLP, counsel to Fifth Third, to the effect that, based on the law as of the date thereof, the merger will qualify as a reorganization under Section 368(a) of the Code. If the merger qualifies as a reorganization for U.S. federal income tax purposes, beneficial owners of MB Financial preferred stock who receive solely new Fifth Third preferred stock in the merger will not recognize any gain or loss for U.S. federal income tax purposes.

If the shares of Fifth Third preferred stock are treated, for U.S. federal income tax purposes, as issued for an amount that exceeds a de minimis premium to the amount for which Fifth Third can redeem the Fifth Third preferred stock in the future, it is possible that the shares of Fifth Third preferred stock will qualify as “fast-pay stock” that is part of a “fast-pay arrangement.” In addition, dividends on the Fifth Third preferred stock will begin to accrue prior to issuance, which could also result in the United States Internal Revenue Service, which we refer to as the IRS, taking the position that the Fifth Third preferred stock is fast-pay stock. If the Fifth Third preferred shares are part of a fast-pay arrangement, beneficial owners of the Fifth Third preferred stock would have to comply with certain reporting requirements relating to “reportable transactions.” For a more detailed discussion, please see the section of this prospectus/information statement entitled “Material United States Federal Income Tax Consequences of the Merger—Possible Fast-Pay Arrangement.”

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger.”

SUMMARY

This summary highlights selected information included in this prospectus/information statement and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer. In addition, we incorporate by reference important business and financial information about Fifth Third into this prospectus/information statement. See “Where You Can Find More Information” in the forepart of this prospectus/information statement and “Incorporation of Certain Documents by Reference” beginning on page 54. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (page 18)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Appendix A to this prospectus/information statement. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

If the merger is approved by the MB Financial stockholders and the merger is subsequently completed, MB Financial will merge with and into Fifth Third, with Fifth Third surviving the merger.

Merger Consideration (page 18)

All shares of MB Financial common stock issued and outstanding are held by Fifth Third, and will be cancelled at the effective time of the merger.

Each share of MB Financial preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive a share of the new Fifth Third preferred stock with the terms as set forth on Appendix B. The new Fifth Third preferred stock will have substantially the same terms as MB Financial preferred stock, and in any event the powers, preferences and special rights of the new Fifth Third preferred stock will not be materially less favorable to the holders of shares of MB Financial preferred stock than the powers, preferences and special rights of the MB Financial preferred stock, taken as a whole. There are certain differences that are not material, such as (i) the MB Financial preferred stock has a par value of $0.01 per share and the new Fifth Third preferred stock has no par value, and (ii) dividend payment dates. If declared by the MB Financial Board of Directors, dividends are currently payable on shares of MB Financial preferred stock quarterly, in arrears, on February 25, May 25, August 25 and November 25 of each year. If declared by the Fifth Third Board of Directors, dividends will be payable on shares of the new Fifth Third preferred stock quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year. It is anticipated that the MB Financial Board of Directors will declare a dividend on the shares of MB Financial preferred stock for the August 25 payment date and in accordance with the terms of the MB Financial preferred stock that dividend will be payable on August 26, 2019, which is the first business day after August 25, 2019 and is also the expected date of the closing of the merger agreement. The first dividend payable on shares of the new Fifth Third preferred stock will accrue starting on August 25, 2019 and, if declared by the Fifth Third Board of Directors, will be paid on September 30, 2019.

MB Financial Special Meeting of Stockholders (page 15)

The special meeting will be held on August 23, 2019, at 10:00 a.m. local time, at The Horizon Center, located on the second floor of 580 Walnut Street, Cincinnati, Ohio 45202.

The special meeting is being held for MB Financial stockholders to vote on the merger proposal.

The MB Financial Board of Directors has fixed the close of business on July 19, 2019 as the record date for determining MB Financial common stockholders and MB Financial preferred stockholders entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 85,000,000 shares of MB Financial common stock outstanding and entitled to vote on the merger proposal, all of which were held of record by Fifth Third. Each share of MB Financial common stock entitles the holder thereof as of the record date to one vote at the special meeting on each proposal to be considered at the special meeting. As of the record date, there were 200,000 shares of MB Financial preferred stock outstanding and entitled to vote on the merger proposal, all of which were held by American Stock Transfer & Trust Company, LLC, which we refer to as the depositary, on behalf of the holders of depositary shares each representing a 1/40th interest in a share of MB Financial preferred stock. Each share of MB Financial preferred stock entitles the holder thereof as of the record date to 24 votes at the special meeting on the proposal to be considered at the special meeting. Under the terms of the deposit agreement among MB Financial, the depositary and the holders from time to time of the depositary receipts evidencing the depositary shares, the depositary is required to vote the shares of MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to “holders of MB Financial preferred stock” or “MB Financial preferred stockholders”, this includes holders of the depositary shares unless the context indicates otherwise.

As of July 15, 2019, the directors and executive officers of MB Financial and their affiliates beneficially owned no depositary shares representing interests in shares of MB Financial preferred stock. As of July 15, 2019, excluding shares held in a fiduciary or agency capacity, Fifth Third and its directors and executive officers and their affiliates beneficially owned no depositary shares representing interests in shares of MB Financial preferred stock.

The holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock entitled to vote at the special meeting, as of the record date, present in person or represented by proxy, will constitute a quorum at the special meeting.

The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal, voting together as a single class, is required to approve the merger proposal. Through its ownership of all of the shares of MB Financial common stock, Fifth Third holds approximately 95% of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal. It is expected that Fifth Third will vote all of its shares of MB Financial common stock in favor of the merger and in that event the merger will be approved regardless of how the holders of shares of MB Financial preferred stock vote.

Regulatory Approvals or Waivers Required for the Merger (page 23)

Completion of the merger is subject to approval from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, or the waiver of such approval requirements by the Federal Reserve Board. We have obtained all required regulatory approvals or waivers.

Appraisal Rights (page 51)

MB Financial held the MB Financial charter amendment special meeting on July 18, 2019 to vote on a proposal to amend the MB Financial charter to (i) clarify that MB Financial stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the Maryland General Corporation Law and (ii) remove provisions relating to the approval of certain business combinations with an interested stockholder (as defined in the MB Financial charter) in their entirety. The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the MB Financial charter amendment proposal, voting together as a single class, was required to approve the MB Financial charter amendment proposal. The MB Financial charter amendment proposal was approved at the MB Financial charter amendment special meeting and the MB Financial charter amendment became effective on July 18, 2019. As such, MB Financial stockholders will not be entitled to appraisal rights in connection with the merger.

Conditions to the Merger (page 26)

The obligations of Fifth Third and MB Financial to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:

•	receipt of the requisite approval of MB Financial stockholders of the merger;

•	receipt of the requisite approval of MB Financial stockholders of the MB Financial charter amendment;

•	the receipt of all required regulatory approvals or waivers that are necessary to consummate the transactions contemplated by the merger agreement; and

•	the absence of any order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing the consummation of, or which prohibits or makes illegal the consummation of, the transactions contemplated by the merger agreement.

Termination (page 26)

The merger agreement may be terminated by Fifth Third at any time prior to the effective time of the merger, whether before or after approval of the merger by MB Financial stockholders.

The Rights of MB Financial Preferred Stockholders Will Change as a Result of the Merger (page 31)

The rights of MB Financial preferred stockholders will change as a result of the merger. The rights of MB Financial stockholders are governed by Maryland law and by the MB Financial charter and MB Financial’s bylaws, which we refer to as the MB Financial bylaws. Upon completion of the merger, MB Financial preferred stockholders will become stockholders of Fifth Third, and their rights will be governed by Ohio law and Fifth Third’s articles of incorporation, which we refer to as the Fifth Third articles, and Fifth Third’s code of regulations, which we refer to as the Fifth Third regulations. For more information, see “Comparison of Stockholders’ Rights” beginning on page 31.

If the merger is completed, each share of MB Financial preferred stock will be converted into the right to receive one share of the new Fifth Third preferred stock. The new Fifth Third preferred stock will have substantially the same terms as MB Financial preferred stock and in any event the powers, preferences and special rights of the new Fifth Third preferred stock will not be materially less favorable to the holders of shares of MB Financial preferred stock than the powers, preferences and special rights of the MB Financial preferred stock, taken as a whole. For more information, see “Description of Fifth Third Capital Stock” beginning on page 42.

Risk Factors (page 12)

You should consider all the information contained in or incorporated by reference into this prospectus/information statement. In particular, you should consider the factors described under “Risk Factors” beginning on page 12.

The Parties (page 17)

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Phone: (800) 972-3030

Fifth Third is an Ohio corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company under the Gramm-Leach-Bliley Act of 1999 and regulations of the Federal Reserve Board. Fifth Third was organized in 1975 and serves as the parent holding company for Fifth Third Bank, which we refer to as Fifth Third Bank, its principal subsidiary, through which it provides most of its banking services. As of March 31, 2019, Fifth Third had total assets of $167.9 billion. Fifth Third and its subsidiaries had 20,115 full-time equivalent employees as of March 31, 2019.

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
Phone: (888) 422-6562

MB Financial is a Maryland corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company under the Gramm-Leach-Bliley Act of 1999 and regulations of the Federal Reserve Board. On March 22, 2019, MB Financial merged with a newly formed subsidiary of Fifth Third, with MB Financial as the surviving entity. As a result of the merger, MB Financial became a wholly owned direct subsidiary of Fifth Third.

MB Financial was previously the holding company for MB Financial Bank, N.A., which offered a broad range of financial services predominantly to small and middle market businesses and individuals. On May 3, 2019, MB Financial Bank, N.A. merged with and into Fifth Third Bank, with Fifth Third Bank as the surviving entity. MB Financial received an approximate 8% ownership interest in Fifth Third Financial Corporation (which is a subsidiary of Fifth Third and the parent company of Fifth Third Bank) as the merger consideration in such merger. Through its ownership interest in Fifth Third Financial Corporation, MB Financial is an approximately 8% indirect owner of Fifth Third Bank. As a result of such merger of MB Financial Bank, N.A. with and into Fifth Third Bank, MB Financial no longer has any material assets or operations, other than its ownership interest in Fifth Third Financial Corporation and its ownership of 100% of the interests of certain statutory business trusts, which have issued trust preferred securities (TruPS) that are guaranteed by MB Financial.

SELECTED HISTORICAL FINANCIAL DATA FOR FIFTH THIRD

The following table presents selected financial results of Fifth Third for the periods and at the dates indicated and should be read in conjunction with Fifth Third’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Fifth Third has previously filed with the SEC. Historical financial information for Fifth Third can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and its Annual Report on Form 10-K for the year ended December 31, 2018. See “Where You Can Find More Information” in the forepart of this prospectus/information statement for instructions on how to obtain the information that has been incorporated by reference into this prospectus/information statement. Financial amounts as of and for the three months ended March 31, 2019 and 2018 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of Fifth Third believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods indicate results for any future period.

	Three months ended March 31,		Years ended December 31,
(dollars in millions, except per share data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
RESULTS OF OPERATIONS— FOR THE PERIOD
Interest income	$1,206	$1,086	$4,489	$4,193	$4,028	$4,030	$3,973
Interest expense	210	153	691	578	495	451	412

Net interest income	996	933	3,798	3,615	3,533	3,579	3,561
Provision for loan and lease losses	23	74	261	343	396	315	229

Net interest income after provision for loan and lease losses	973	859	3,537	3,272	3,137	3,264	3,332
Noninterest income	909	523	3,224	2,696	3,003	2,473	3,227
Noninterest expense	1,046	986	3,990	3,903	3,775	3,709	3,961

Income before income taxes	836	396	2,771	2,065	2,365	2,028	2,598
Applicable income tax expense	132	91	577	505	659	545	772

Net income	704	305	2,194	1,560	1,706	1,483	1,826
Less: Net income attributable to noncontrolling interests	—	—	—	(4)	(6)	2	(10)

Net income attributable to Fifth Third	704	305	2,194	1,564	1,712	1,481	1,836

Net income attributable to Fifth Third common shareholders	$689	$290	$2,119	$1,489	$1,637	$1,414	$1,799

PER COMMON SHARE
Net income attributable to Fifth Third common shareholders	0.99	0.38	2.88	1.95	2.03	1.68	2.05
Net income attributable to Fifth Third common shareholders— assuming dilution	0.97	0.38	2.83	1.93	2.01	1.66	2.02
Cash dividends declared per share	0.16	0.14	0.60	0.53	0.52	0.51	0.47
Book value at period end	21.68	20.13	21.67	19.82	18.48	17.35	15.85
Dividend payout ratio	16.2%	36.8%	20.8%	27.2%	25.6%	30.3%	22.9%
Weighted-average common shares outstanding—basic (in thousands)	689,820	747,668	728,289	757,432	798,628	833,116	869,463

	Three months ended March 31,		Years ended December 31,
(dollars in millions, except per share data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Weighted-average common shares outstanding—diluted (in thousands)	704,101	760,809	740,691	764,495	807,659	842,967	894,736

BALANCE SHEET DATA—AT PERIOD END
Loans and leases, including held for sale	$92,687	$92,244	$92,462	$92,849	$93,485	$91,345	$89,558
Interest-earning assets	127,265	126,134	127,921	127,222	125,656	122,214	113,822
Total assets	141,500	140,200	142,193	142,177	141,082	138,706	130,443
Deposits	105,461	104,156	103,162	103,821	103,205	101,712	99,275
Long-term debt	14,800	13,658	14,904	14,388	15,844	14,967	9,633
Fifth Third common shareholders’ equity	14,853	15,099	15,034	14,874	14,508	14,295	13,555
Fifth Third shareholders’ equity	16,184	16,430	16,365	16,205	15,839	15,626	14,589

PERFORMANCE RATIOS
Return on average total assets	2.02%	0.88%	1.56%	1.10%	1.22%	1.12%	1.48%
Return on average common equity	18.6	7.8	13.9	9.8	11.3	10.0	13.1
Net interest margin (FTE)	3.18	3.02	3.03	2.88	2.88	3.10	3.32

CAPITAL RATIOS
Fifth Third average shareholders’ equity to average assets	11.52%	11.72%	11.80%	11.67%	11.33%	11.59%	11.56%
Fifth Third average common shareholders’ equity to average assets	10.58	10.77	10.85	10.73	10.38	10.68	11.07
Tier 1 risk-based capital	11.95	11.90	11.74	11.50	10.93	10.83	10.43
Total risk-based capital	15.25	15.45	15.16	15.02	14.13	14.33	14.17
Tier 1 leverage	10.11	10.15	10.01	9.90	9.54	9.66	9.73

OTHER DATA
Full-time equivalent employees	18,344	17,763	18,125	17,844	18,261	18,351	19,446
Branches	1,153	1,155	1,154	1,191	1,254	1,302	1,320

FTE = Fully taxable-equivalent

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices, as well as the dividend paid, per share of Fifth Third common stock, which trades on the NASDAQ under the symbol “FITB”.

The shares of MB Financial common stock are not currently traded on any public market and are not registered under Section 12 of the Securities Exchange Act of 1934. All of the shares of MB Financial common stock are held by Fifth Third. Prior to March 22, 2019, MB Financial common stock was traded on the NASDAQ under the symbol “MBFI”. The table below sets forth, for the calendar quarters indicated, the high and low sales prices, as well as the dividend paid, per share of MB Financial common stock. If the merger is approved by MB Financial stockholders, all of the shares of MB Financial common stock will be cancelled upon the effective time of the merger. There are no equity securities of MB Financial authorized for issuance under any equity compensation plan of MB Financial.

	Fifth Third Common Stock			MB Financial Common Stock
	High	Low	Dividend	High	Low	Dividend
2017
First Quarter	$28.97	$24.02	$0.14	$48.47	$39.97	$0.19
Second Quarter	26.69	23.20	0.14	45.22	39.20	0.21
Third Quarter	28.06	24.66	0.16	45.54	38.28	0.21
Fourth Quarter	31.83	27.38	0.16	47.64	42.39	0.21

2018
First Quarter	$34.57	$30.18	$0.16	$47.50	$39.15	$0.24
Second Quarter	34.67	28.55	0.18	51.59	39.68	0.24
Third Quarter	30.31	27.43	0.18	49.42	45.64	0.24
Fourth Quarter	29.00	22.12	0.22	47.68	37.13	0.24
2019
First Quarter(1)	$29.00	$23.11	$0.22	$47.46	$39.05	N/A
Second Quarter	28.98	26.22	0.24	N/A	N/A	N/A
Third Quarter (through July 18, 2019)	28.64	27.45	N/A	N/A	N/A	N/A

1 With respect to MB Financial, this reflects the information in the first quarter of 2019 through March 21, 2019.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus/information statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Fifth Third’s and MB Financial’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in Fifth Third’s reports filed with the SEC and those identified elsewhere in this filing (including the “Risk Factors” beginning on page 12), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the ability to satisfy closing conditions to the merger on the expected terms and schedule;

•	delay in closing the merger;

•	business disruptions;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of Fifth Third’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;

•	economic conditions; and

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

For any forward-looking statements made in this prospectus/information statement or in any documents incorporated by reference into this prospectus/information statement, Fifth Third and MB Financial claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus/information statement or the date of the applicable document incorporated by reference in this prospectus/information statement. Except to the extent required by applicable law, Fifth Third and MB Financial do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the dates on which the forward-looking statements are made. All forward-looking statements, whether written or oral, concerning the merger or other matters addressed in this prospectus/information statement and attributable to Fifth Third, MB Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus/information statement.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus/information statement, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposal presented in this prospectus/information statement. See “Where You Can Find More Information” in the forepart of this prospectus/information statement and “Incorporation of Certain Documents by Reference” beginning on page 54.

Risks Related to the Merger

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger by MB Financial stockholders, approval of the MB Financial charter amendment by MB Financial stockholders, receipt of requisite regulatory approvals or waivers, and absence of orders prohibiting completion of any of the proposed transactions. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, Fifth Third can decide to terminate the merger agreement at any time, before or after MB Financial stockholder approval.

MB Financial Stockholders Will Become Stockholders of an Ohio Corporation and Will Have Their Rights As Stockholders Governed by Fifth Third’s Organizational Documents and Ohio Law.

Upon completion of the merger, holders of shares of MB Financial preferred stock will become holders of shares of the new Fifth Third preferred stock, which will be governed by Fifth Third’s organizational documents and the Ohio General Corporation Law. As a result, there will be differences between the rights currently enjoyed by MB Financial preferred stockholders and the rights they expect to have as stockholders of Fifth Third. See “Comparison of Stockholders’ Rights” beginning on page 31.

Potential Litigation Against MB Financial and Fifth Third Could Result in an Injunction Preventing the Completion of the Merger or a Judgment Resulting in the Payment of Damages.

MB Financial preferred stockholders may file lawsuits against Fifth Third, MB Financial and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to MB Financial and/or Fifth Third, including any costs associated with the indemnification of directors and officers.

Additional Risks Relating to the Fifth Third Preferred Stock or MB Financial Preferred Stock

Fifth Third’s Creditworthiness May Affect the Market Value of the New Fifth Third Preferred Stock.

The value of the new Fifth Third preferred stock will be affected, among other things, by Fifth Third’s general creditworthiness. For a discussion and analysis of known material trends and events, and risks or uncertainties that are reasonably expected to have a material effect on Fifth Third’s business, financial condition or results of operations, you should review the Fifth Third documents incorporated by reference into this prospectus/information statement. See “Incorporation of Certain Documents by Reference” beginning on page 54.

Changes in Credit Ratings May Affect the Market Value of the New Fifth Third Preferred Stock.

Real or anticipated changes in credit ratings on Fifth Third or the new Fifth Third preferred stock may affect the market value of the new Fifth Third preferred stock. In addition, real or anticipated changes in credit ratings can affect the cost at which Fifth Third can transact or obtain funding, and thereby affect Fifth Third’s liquidity, business, financial condition or results of operations.

In the Event of Fifth Third’s Insolvency, the New Fifth Third Preferred Stock Will Rank Junior to Other Securities.

In the event of Fifth Third’s insolvency, any new Fifth Third preferred stock issued in the merger and outstanding will rank equally with certain of Fifth Third’s other outstanding series of preferred stock. If Fifth Third becomes insolvent or is wound up, its assets must be used to pay its deposit liabilities and other debt, including subordinated debt, before payments may be made on Fifth Third’s preferred stock, including the new Fifth Third preferred stock. See “Description of Fifth Third Capital Stock” beginning on page 42.

Yields on Similar Securities Will Likely Affect the Market Value of the New Fifth Third Preferred Stock.

Prevailing yields on securities similar to the new Fifth Third preferred stock will likely affect the market value of the new Fifth Third preferred stock. Assuming all other factors remain unchanged, the market value of the new Fifth Third preferred stock will likely decline as prevailing yields for similar securities rise, and will likely increase as prevailing yields for similar securities decline.

An active trading market for the new Fifth Third preferred stock (or related depositary shares) does not exist and may not develop and the market price and liquidity of the depositary shares may be adversely affected.

The new Fifth Third preferred stock (and related depositary shares) are new issues of securities with no established trading market. Fifth Third will seek to cause the depositary shares representing interests in the new Fifth Third preferred stock to be approved for listing on the NASDAQ. However, Fifth Third cannot be certain that the depositary shares will qualify for listing. If they do not qualify for listing, or if an active trading market does not develop, holders of shares of the new Fifth Third preferred stock may have difficulty selling any of the shares of the new Fifth Third preferred stock (or related depositary shares). Fifth Third cannot predict the extent to which investor interest in the new Fifth Third preferred stock (or related depositary shares) will lead to the development of an active trading market on the NASDAQ or how liquid that market might become. If an active, liquid market does not develop for the new Fifth Third preferred stock (or related depositary shares), the market price and liquidity of the depositary shares may be adversely affected.

Risks Relating to U.S. Federal Income Tax

If the merger does not constitute a reorganization under Section 368(a) of the Code, then MB Financial preferred stockholders may be responsible for payment of U.S. income taxes related to the consideration they receive in the merger.

It is expected that the merger will qualify as a reorganization under Section 368(a) of the Code. Based on customary representations made by Fifth Third and MB Financial, Fifth Third expects to receive, at or prior to the completion of the merger, an opinion from Davis Polk & Wardwell LLP, counsel to Fifth Third, to the effect that, based on the law as of the date thereof, the merger will qualify as a reorganization under Section 368(a) of the Code. However, the closing of the merger is not conditioned upon the validity of such opinion, and the IRS may assert and a court may agree that the merger does not qualify as a reorganization. If the merger does not qualify as a reorganization, each MB Financial preferred stockholder would recognize gain or loss equal to the difference between the fair market value of the new Fifth Third preferred stock received by the stockholder in the merger and such stockholder’s adjusted tax basis in the shares of MB Financial preferred stock exchanged therefor.

Fifth Third preferred stock may be treated as fast-pay stock, in which case holders of Fifth Third preferred stock would be subject to certain reporting obligations.

If the shares of the new Fifth Third preferred stock are issued for an amount, as determined for U.S. federal income tax purposes, that exceeds a de minimis premium to the amount for which Fifth Third can redeem the Fifth Third preferred stock in the future, they may be treated as “fast-pay stock” that is part of a “fast-pay arrangement.” The amount for which the Fifth Third preferred stock will be treated as issued is not entirely clear as a matter of law, and may depend on the value of the MB Financial preferred stock or the Fifth Third preferred stock at the time of the merger. We will not have any control over such value. In addition, dividends on the Fifth Third preferred stock will begin to accrue prior to issuance, which could also result in the IRS taking the position that the Fifth Third preferred stock is fast-pay stock. If the Fifth Third preferred stock is treated as fast-pay stock, beneficial owners of Fifth Third preferred stock would be treated as participating in a “listed transaction” for U.S. federal income tax purposes, and would be required to comply with annual reporting requirements applicable to “reportable transactions,” as described more fully in “Material United States Federal Income Tax Consequences of the Merger—Possible Fast-Pay Arrangement.” In addition, in certain circumstances, the IRS may recast an arrangement involving fast-pay stock as an alternative transaction, which could affect the U.S. federal income tax treatment of the beneficial owners of the Fifth Third preferred stock. Treatment of the Fifth Third preferred stock as fast-pay stock could materially and adversely affect the liquidity and value of the Fifth Third preferred stock.

Additional Risks Relating to Fifth Third After the Merger

Fifth Third’s business is, and will continue to be, subject to the risks described in Part I, Item 1A in Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as such risks may be updated or supplemented in Fifth Third’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC and incorporated by reference in this prospectus/information statement. See “Incorporation of Certain Documents by Reference” beginning on page 54.

MB FINANCIAL SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

The special meeting will be held on August 23, 2019, at 10:00 a.m. local time, at The Horizon Center, located on the second floor of 580 Walnut Street, Cincinnati, Ohio 45202.

Purpose of the Special Meeting

The special meeting is being held for MB Financial stockholders to vote on the merger proposal. No other business will be held.

Approval of the MB Financial Board of Directors

The MB Financial Board of Directors has approved the merger and directed the merger be submitted for consideration by the MB Financial stockholders at the special meeting.

Record Date and Quorum

The MB Financial Board of Directors has fixed the close of business on July 19, 2019 as the record date for determining MB Financial common stockholders and MB Financial preferred stockholders entitled to receive notice of and to vote at the special meeting. The MB Financial common stockholders and MB Financial preferred stockholders will vote as a single class on the merger proposal to be voted at the special meeting.

As of the record date, there were 85,000,000 shares of MB Financial common stock outstanding and entitled to vote on the merger proposal, all of which were held of record by Fifth Third. Each share of MB Financial common stock entitles the holder thereof as of the record date to one vote at the special meeting on each proposal to be considered at the special meeting.

As of the record date, there were 200,000 shares of MB Financial preferred stock outstanding and entitled to vote on the merger proposal, all of which were held by American Stock Transfer & Trust Company, LLC, which we refer to as the depositary, on behalf of the holders of depositary shares each representing a 1/40th interest in a share of MB Financial preferred stock. Each share of MB Financial preferred stock entitles the holder thereof as of the record date to 24 votes at the special meeting on the proposal to be considered at the special meeting. Under the terms of the deposit agreement among MB Financial, the depositary and the holders from time to time of the depositary receipts evidencing the depositary shares, the depositary is required to vote the shares of MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to “holders of MB Financial preferred stock” or “MB Financial preferred stockholders,” this includes holders of the depositary shares unless the context indicates otherwise.

The holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock entitled to vote at the special meeting, as of the record date, present in person or represented by proxy, will constitute a quorum at the special meeting.

As of July 15, 2019, the directors and executive officers of MB Financial and their affiliates beneficially owned no depositary shares representing interests in MB Financial preferred stock. As of July 15, 2019, excluding shares held in a fiduciary or agency capacity, Fifth Third and its directors and executive officers and their affiliates beneficially owned no depositary shares representing interests in MB Financial preferred stock.

The following table contains information regarding the only persons who, to our knowledge, beneficially own more than 5% of the shares of MB Financial preferred stock as of July 15, 2019, based on publicly filed information by such persons as of the dates indicated below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock	Stonebridge Advisors LLC 10 Westport Road Suite C-101 Wilton, CT 06897	1,200,735 (as of July 5, 2019)	15.01%
Depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock	Manulife Asset Management (US) LLC 197 Clarendon Street Boston, MA 02116	995,888 (as of April 30, 2019)	12.45%
Depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock	Flaherty & Crumrine, Inc. 301 E. Colorado Blvd Suite 720 Pasadena, CA 91101	429,871 (as of March 29, 2019)	5.37%

The beneficial owners of more than 5% of any class of Fifth Third’s voting securities, and Fifth Third’s equity securities that are beneficially owned by directors and executive officers of Fifth Third, are set forth in Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2018, which is filed with the SEC and incorporated by reference into this prospectus/information statement. See “Where You Can Find More Information” in the forepart of this prospectus/information statement.

Required Vote

The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal, voting together as a single class, is required to approve the merger proposal. Through its ownership of all of the shares of MB Financial common stock, Fifth Third holds approximately 95% of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the merger proposal. It is expected that Fifth Third will vote all of its shares of MB Financial common stock in favor of the merger proposal and in that event the merger will be approved regardless of how the holders of shares of MB Financial preferred stock vote.

Treatment of Abstentions; Failure to Vote

For purposes of the special meeting, an abstention occurs when an MB Financial stockholder attends the special meeting, either in person or by proxy, but abstains from voting. An abstention or failure to vote will have the same effect as a vote cast against the merger proposal.

Voting Instructions and Changes to a Vote

The depositary is required to vote the shares of MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares.

Holders of depositary shares may instruct the depositary how to vote the shares of MB Financial preferred stock under the terms of the deposit agreement among MB Financial, the depositary and the holders of the depositary receipts evidencing such depositary shares.

If you hold depositary shares representing interests in MB Financial preferred stock in “street name” through a broker, bank or other holder of record, you must provide the record holder of your depositary shares with instructions on how to vote your depositary shares. Please follow the voting instructions provided by the broker or bank. If you hold depositary shares representing interests in MB Financial preferred stock in street name and do not instruct your broker, bank or other nominee on how to vote your depositary shares, your broker, bank or other nominee will not vote your depositary shares on the merger proposal. This will have the same effect as a vote against the merger proposal. If you have instructed a broker, bank or other nominee to vote your depositary shares, please follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Attending the Special Meeting

Only Fifth Third, as the sole record holder of the outstanding shares of MB Financial common stock, and the depositary, as the sole record holder of the shares of MB Financial preferred stock, or any person granted a proxy by such stockholders of record, may attend the special meeting and vote in person.

INFORMATION ABOUT THE COMPANIES

Fifth Third
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Phone: (800) 972-3030

Fifth Third Bancorp is an Ohio business corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company under the Gramm-Leach-Bliley Act of 1999 and regulations of the Federal Reserve Board. Fifth Third was organized in 1975. As of March 31, 2019, Fifth Third had consolidated total assets of $167.9 billion and total deposits of $123.7 billion. Fifth Third and its subsidiaries had 20,115 full-time equivalent employees as of March 31, 2019.

Fifth Third is the parent holding company for Fifth Third Bank, its principal subsidiary, through which most of its banking services are provided. Through Fifth Third Bank and certain other subsidiaries, Fifth Third provides a wide range of services, including checking, savings and money market accounts, wealth management solutions, payments and commerce solutions, insurance services and credit products such as commercial loans and leases, mortgage loans, credit cards, installment loans, and auto loans to individual, corporate, and institutional clients. Fifth Third serves individuals and businesses through its commercial banking, branch banking, consumer lending, and wealth & asset management businesses. As of March 31, 2019, these products and services are provided through 1,207 full-service banking centers and 2,559 Fifth Third-branded ATMs located throughout ten states: Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, North Carolina, Ohio, Tennessee and West Virginia.

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
Phone: (888) 422-6562

MB Financial is a Maryland corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company under the Gramm-Leach-Bliley Act of 1999 and regulations of the Federal Reserve Board. On March 22, 2019, MB Financial merged with a newly formed subsidiary of Fifth Third, with MB Financial as the surviving entity. As a result of the merger, MB Financial became a wholly owned direct subsidiary of Fifth Third.

MB Financial was previously the holding company for MB Financial Bank, N.A., which offered a broad range of financial services predominantly to small and middle market businesses and individuals. On May 3, 2019, MB Financial Bank, N.A. merged with and into Fifth Third Bank, with Fifth Third Bank as the surviving entity. MB Financial received an approximate 8% ownership interest in Fifth Third Financial Corporation (which is a subsidiary of Fifth Third and the parent company of Fifth Third Bank) as the merger consideration in such merger. Through its ownership interest in Fifth Third Financial Corporation, MB Financial is an approximately 8% indirect owner of Fifth Third Bank. As a result of such merger of MB Financial Bank, N.A. with and into Fifth Third Bank, MB Financial no longer has any material assets or operations, other than its ownership interest in Fifth Third Financial Corporation and its ownership of 100% of the interests of certain statutory business trusts, which have issued trust preferred securities (TruPS) that are guaranteed by MB Financial.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Fifth Third and MB Financial. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this prospectus/information statement and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety as it is the legal document that governs the merger. This section is not intended to provide you with any factual information about Fifth Third or MB Financial. Such information can be found elsewhere in this prospectus/information statement and in the public filings Fifth Third makes with the SEC. See “Where You Can Find More Information” in the forepart of this prospectus/information statement.

Terms of the Merger

Transaction Structure

The Fifth Third Board of Directors and the MB Financial Board of Directors have approved the merger agreement and the merger. If the merger is approved by MB Financial stockholders, then, subject to the other terms and conditions described herein, the merger agreement provides for the merger of MB Financial with and into Fifth Third, with Fifth Third continuing as the surviving corporation.

Merger Consideration

Fifth Third owns all of the shares of MB Financial common stock. Each share of MB Financial common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled. Each share of MB Financial preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive a share of the new Fifth Third preferred stock. The new Fifth Third preferred stock will have substantially the same terms as MB Financial preferred stock, and in any event the powers, preferences and special rights of the new Fifth Third preferred stock will not be materially less favorable to the holders of shares of MB Financial preferred stock than the powers, preferences and special rights of the MB Financial preferred stock, taken as a whole. There are certain differences that are not material, such as (i) the MB Financial preferred stock has a par value of $0.01 per share and the new Fifth Third preferred stock has no par value, and (ii) dividend payment dates.

Conversion of Shares; Exchange and Payment Procedures

The conversion of the shares of MB Financial preferred stock into the right to receive shares of the new Fifth Third preferred stock will occur automatically at the effective time of the merger. After the effective time of the merger, Fifth Third will exchange certificates representing shares of MB Financial preferred stock for the new Fifth Third preferred stock to be received in the merger.

Surrender and Payment

Each holder of shares of MB Financial preferred stock that have been converted into the right to receive shares of the new Fifth Third preferred stock will, upon delivery to Fifth Third of such instrument or evidence of transfer of such MB Financial preferred stock and such other information and documentation as Fifth Third may reasonably request, be entitled to receive shares of the new Fifth Third preferred stock in respect of the shares of MB Financial preferred stock owned by such holder at the time of the merger. The shares of the new Fifth Third preferred stock, at Fifth Third’s option, will be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of MB Financial preferred stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such certificate for shares of MB Financial preferred stock or uncertificated share of MB Financial preferred stock will represent after the effective time of the merger for all purposes only the right to receive shares of the new Fifth Third preferred stock and the right to receive any dividends or other distributions as described below.

After the effective time of the merger, there will be no further registration of transfers of shares of MB Financial preferred stock. If, after the effective time of the merger, certificates for shares of MB Financial preferred stock or uncertificated shares of MB Financial preferred stock are presented to Fifth Third, they will be cancelled and exchanged for shares of the new Fifth Third preferred stock provided for, and in accordance with the procedures set forth in, the merger agreement.

American Stock Transfer & Trust Company, LLC, which we refer to as the depositary, holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. Upon the completion of the exchange described above by the depositary, as the record holder of the MB Financial preferred stock, the depositary will call for the surrender of the depositary receipts evidencing the depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, pursuant to the deposit agreement among MB Financial, the depositary and the holders of such depositary receipts, and cancel such surrendered depositary receipts. The depositary will then issue new depositary receipts, each representing a 1/40th interest in a share of the new Fifth Third preferred stock to the former holders of the depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock.

Dividends and Distributions

No dividends or other distributions with respect to shares of the new Fifth Third preferred stock will be paid to the holder of any certificate for shares of MB Financial preferred stock not surrendered or of any uncertificated share of MB Financial preferred stock not transferred until such certificates or uncertificated shares are surrendered or transferred, as the case may be, as provided in the merger agreement. Following such surrender or transfer, there will be paid, without interest, to the person in whose name the shares of the new Fifth Third preferred stock have been registered, (i) at the time of such surrender or transfer, the amount of all dividends or other distributions with a record date after the effective time of the merger previously paid or payable on the date of such surrender with respect to such shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such shares.

Appraisal Rights

MB Financial held the MB Financial charter amendment special meeting on July 18, 2019 to vote on a proposal to amend the MB Financial charter to (i) clarify that MB Financial stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the Maryland General Corporation Law and (ii) remove provisions relating to the approval of certain business combinations with an interested stockholder (as defined in the MB Financial charter) in their entirety. The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the MB Financial charter amendment proposal, voting together as a single class, was required to approve the MB Financial charter amendment proposal. The MB Financial charter amendment proposal was approved at the MB Financial charter amendment special meeting and the MB Financial charter amendment became effective on July 18, 2019. As such, MB Financial stockholders will not be entitled to appraisal rights in connection with the merger.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for shares of MB Financial preferred stock has been lost, stolen or destroyed, Fifth Third will issue the shares of the new Fifth Third preferred stock properly payable under the merger agreement upon the making of an affidavit of that fact by the holder of such certificate, and subject to appropriate and customary indemnification.

Background of the Merger

On May 20, 2018, Fifth Third and its wholly owned subsidiary, Fifth Third Financial Corporation, which we refer to as Intermediary, entered into an Agreement and Plan of Merger with MB Financial, which we refer to as the prior merger agreement. The prior merger agreement provided for the combination of MB Financial and Fifth Third, either through the merger of MB Financial with and into Intermediary, with Intermediary as the surviving corporation, which we refer to as the direct merger, or through the merger of a newly formed subsidiary of Fifth Third with and into MB Financial, with MB Financial as the surviving corporation, which we refer to as the alternative merger. If the direct merger was not approved by the MB Financial preferred stockholders, the alternative merger would occur instead of the direct merger.

On September 18, 2018, MB Financial held a special meeting of its stockholders at which MB Financial stockholders voted on proposals relating to the transactions contemplated by the prior merger agreement. The direct merger was not approved by the MB Financial preferred stockholders. As a result, the combination of MB Financial and Fifth Third would be effected through the alternative merger, which would result in MB Financial becoming a wholly owned subsidiary of Fifth Third. After the direct merger failed to be approved by the MB Financial preferred stockholders, Fifth Third began considering ways in which it could merge MB Financial with and into Fifth Third, with Fifth Third surviving such merger without the need for a separate vote of the MB Financial preferred stockholders. Pursuant to the MB Financial charter, the separate vote of the MB Financial preferred stockholders would not be required for such a merger so long as the MB Financial preferred stockholders would receive as consideration in such merger Fifth Third preferred stock with terms not materially less favorable to the holders of shares of MB Financial preferred stock than the powers, preferences and special rights of the MB Financial preferred stock, taken as a whole. Under the then-current terms of the Fifth Third articles, Fifth Third was not authorized to issue preferred stock that would satisfy that requirement.

On March 21, 2019, MB Financial filed with the Maryland Department of Assessments and Taxation articles of amendment to its charter, effective as of March 21, 2019, to give the holders of shares of MB Financial preferred stock the right to vote with the holders of shares of MB Financial common stock as a single class on all matters submitted to a vote of the holders of shares of MB Financial common stock, with the holders of shares of MB Financial preferred stock being entitled to 24 votes for each share of MB Financial preferred stock held.

On March 22, 2019, in accordance with the prior merger agreement, the alternative merger was effected pursuant to which a newly formed subsidiary of Fifth Third merged with MB Financial, with MB Financial surviving the alternative merger as a subsidiary of Fifth Third.

On April 16, 2019, at Fifth Third’s 2019 annual meeting of stockholders, the stockholders of Fifth Third approved an amendment to the Fifth Third articles to authorize a new class of Fifth Third’s preferred stock with terms permitted under the Ohio General Corporation Law that were not available for the class of Fifth Third preferred stock previously authorized in the Fifth Third articles, which charter amendment we refer to as the Fifth Third charter amendment. The Fifth Third charter amendment incrementally provides the Fifth Third Board of Directors with the ability to (1) tailor voting rights, (2) exercise discretion over both dividends and distribution rights including preferences, (3) establish liquidation rights and preferences, in addition to liquidation price, (4) determine rights to alter express terms of specific securities and (5) determine any other relative, participating, optional, or other special rights and privileges of, and qualifications or restrictions on, the rights of holders of shares of any series of such new class of Fifth Third preferred stock. As a result of the Fifth Third charter amendment, Fifth Third is able to issue shares of the new Fifth Third preferred stock with terms substantially similar to those of the MB Financial preferred stock.

MB Financial was previously the holding company of MB Financial Bank. On May 3, 2019, MB Financial Bank, N.A. merged with and into Fifth Third Bank, with Fifth Third Bank as the surviving entity. MB Financial received an approximate 8% ownership interest in Fifth Third Financial Corporation (which is a subsidiary of Fifth Third and the parent company of Fifth Third Bank) as the merger consideration in such merger. Through its ownership interest in Fifth Third Financial Corporation, MB Financial is an approximately 8% indirect owner of Fifth Third Bank.

Fifth Third determined that it would be beneficial to streamline this ownership structure. Therefore, in May 2019 and June 2019, Fifth Third prepared the merger agreement. On June 18, 2019, the Fifth Third Board of Directors approved the merger and the merger agreement, and an amendment to the Fifth Third articles to create a new series of Fifth Third preferred stock having substantially the same terms as MB Financial preferred stock. On June 18, 2019, the MB Financial Board of Directors approved the merger and the merger agreement, and the MB Financial charter amendment.

On June 24, 2019, Fifth Third and MB Financial entered into the merger agreement.

The MB Financial charter amendment special meeting was held on July 18, 2019, and the MB Financial charter amendment was approved at this special meeting and became effective on July 18, 2019.

Approval of the MB Financial Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MB Financial Board of Directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement, and considered a number of factors, including the following:

•	each of MB Financial’s and Fifth Third’s business, operations, financial condition, asset quality, earnings and prospects;

•	the fact that the merger would allow for the streamlining of the companies’ corporate organization and potentially reduce expenses;

•	the fact that the new Fifth Third preferred stock has terms substantially similar to that of MB Financial preferred stock, and in any event the powers, preferences and special rights of the new Fifth Third preferred stock will not be materially less favorable to the holders of shares of MB Financial preferred stock than the powers, preferences and special rights of the MB Financial preferred stock, taken as a whole;

•	the fact that the shares of the new Fifth Third preferred stock are expected to be listed on the NASDAQ;

•	although the dividend payment dates for the new Fifth Third preferred stock will be different from the dividend payment dates for the MB Financial preferred stock, it is anticipated that (i) the MB Financial Board of Directors will declare a dividend on the shares of MB Financial preferred stock for the August 25 payment date and in accordance with the terms of the MB Financial preferred stock that dividend will be payable on August 26, 2019, which is the first business day after August 25, 2019 and is also the expected date of the closing of the merger agreement, (ii) the first dividend payable on shares of the new Fifth Third preferred stock will accrue starting on August 25, 2019 and (iii) if declared by the Fifth Third Board of Directors, the first dividend on the shares of the new Fifth Third preferred stock will be paid on September 30, 2019;

•	the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the possible treatment of the shares of new Fifth Third preferred stock as “fast-pay stock” for U.S. federal income tax purposes; and

•	the terms of the merger agreement.

The foregoing discussion of the information and factors considered by the MB Financial Board of Directors is not intended to be exhaustive, but includes the material factors considered by the MB Financial Board of Directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MB Financial Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MB Financial Board of Directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the MB Financial Board of Directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11.

For the reasons set forth above, the MB Financial Board of Directors approved the merger agreement and the transactions contemplated thereby.

Fifth Third Board of Directors’ Reasons for the Merger

Fifth Third’s reasons for entering into the merger agreement include:

•	the fact that the merger would allow for the streamlining of the companies’ corporate organization and potentially reduce expenses;

•	the fact that following the Fifth Third charter amendment, the Fifth Third Board of Directors is authorized to issue the new Fifth Third preferred stock with terms substantially similar to that of MB Financial preferred stock;

•	the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the possible treatment of the shares of new Fifth Third preferred stock as “fast-pay stock” for U.S. federal income tax purposes; and

•	the terms of the merger agreement.

The Fifth Third Board of Directors approved the merger agreement after considering a number of factors, including those described above. The Fifth Third Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Fifth Third Board of Directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

It should be noted that this explanation of the Fifth Third Board of Directors’ reasoning and all other information presented in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11.

Management and Board of Directors of Fifth Third After the Merger

The directors and executive officers of Fifth Third as of the date of this prospectus/information statement will be the directors and executive officers of Fifth Third as the surviving corporation in the merger. Information regarding the current directors and executive officers of Fifth Third, including biographical information, compensation and stock ownership, related party transactions and independence, can be found in Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Proxy Statement for its annual meeting of shareholders held on April 16, 2019, which were filed with the SEC and are incorporated by reference into this prospectus/information statement. See “Where You Can Find More Information” in the forepart of this prospectus/information statement.

REGULATORY APPROVALS OR WAIVERS REQUIRED FOR THE MERGER

Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the Federal Reserve Board, or the waiver by the Federal Reserve Board of required approvals. We have obtained all required regulatory approvals or waivers.

ACCOUNTING TREATMENT

The March 22, 2019 merger of MB Financial with a newly formed subsidiary of Fifth Third, with MB Financial as the surviving entity, which we refer to as the prior merger, was accounted for using the acquisition method, with Fifth Third identified as the acquirer. As a result, the assets and liabilities of MB Financial were recorded at their fair values at the date of the merger. In addition, all identified intangible assets were recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price exceeded the fair value of the net assets acquired from MB Financial on the date the merger was completed, such amount was reported as goodwill. In accordance with U.S. GAAP, goodwill was not amortized but will be evaluated for impairment at least annually. Identified intangible assets will be amortized over their estimated useful lives, unless those lives are determined to be indefinite. Further, the acquisition method of accounting resulted in the operating results of MB Financial being included in the operating results of Fifth Third beginning from the date of completion of the prior merger.

In connection with the merger expected to be completed by August 26, 2019, MB Financial will be merged into Fifth Third with all MB Financial common stock, which is wholly owned by Fifth Third, cancelled upon the merger. Additionally, each share of MB Financial preferred stock will be converted into the right to receive one share of a newly created series of preferred stock of Fifth Third having substantially the same terms as MB Financial preferred stock. Upon this conversion, the newly created series of preferred stock will no longer be categorized as a noncontrolling interest and will be disclosed in preferred stock on Fifth Third’s consolidated balance sheet.

RESALE OF THE NEW FIFTH THIRD PREFERRED STOCK

All shares of the new Fifth Third preferred stock (or depositary shares representing interests in the new Fifth Third preferred stock) received by MB Financial preferred stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Exchange Act, except for shares of the new Fifth Third preferred stock (or depositary shares representing interests in the new Fifth Third preferred stock) received by any MB Financial preferred stockholder who is or becomes an “affiliate” of Fifth Third after completion of the merger. This prospectus/information statement does not cover resales of the new Fifth Third preferred stock (or depositary shares representing interests in the new Fifth Third preferred stock) received by any person upon completion of the merger, and no person is authorized to make any use of this prospectus/information statement in connection with any resale. The depositary shares issued in respect of the new Fifth Third preferred stock are expected to be listed on the NASDAQ.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this prospectus/information statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference into this prospectus/information statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Fifth Third or MB Financial. Such information can be found elsewhere in this prospectus/ information statement and in the public filings Fifth Third makes with the SEC, as described in the section entitled “Where You Can Find More Information” in the forepart of this prospectus/information statement.

Effects of the Merger; Merger Consideration

If MB Financial stockholders approve the merger proposal, then, subject to the other terms and conditions described herein, MB Financial will merge with and into Fifth Third with Fifth Third surviving the merger. The Fifth Third articles and the Fifth Third regulations as in effect immediately prior to the merger will be the articles of incorporation and code of regulations of the surviving company.

All of the shares of MB Financial common stock are owned by Fifth Third. Each share of MB Financial common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled. Each share of MB Financial preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive a share of the new Fifth Third preferred stock. The new Fifth Third preferred stock will have substantially the same terms as the MB Financial preferred stock.

Closing and Effective Time of the Merger

The closing of the merger will occur on a date at Fifth Third’s election after the satisfaction or waiver of all the closing conditions, including the receipt of all required regulatory approvals or waivers and the MB Financial stockholder approval. See “—Conditions to the Merger” beginning on page 26 for a more complete description of the conditions that must be satisfied prior to closing.

On the closing date, the surviving corporation will effect the merger legally by filing articles of merger with the Department of Assessments and Taxation of the State of Maryland and a certificate of merger with the Secretary of State of the State of Ohio. The merger will become effective at such time as is specified in such certificate of merger. The time at which the merger becomes effective is sometimes referred to in this prospectus/information statement as the effective time.

As of the date of this prospectus/information statement, the parties expect that the merger will be effective on August 26, 2019. However, there can be no assurance as to when or if the merger will occur.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Fifth Third and MB Financial to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite approval of MB Financial stockholders of the merger;

•	receipt of the requisite approval of MB Financial stockholders of the MB Financial charter amendment;

•	the receipt of all required regulatory approvals or waivers which are necessary to consummate the transactions contemplated by the merger agreement; and

•	the absence of any order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing the consummation of, or which prohibits or makes illegal the consummation of, the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger, by Fifth Third.

Amendment

The merger agreement may be amended by Fifth Third and MB Financial at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of MB Financial; provided that any amendment after such approval that requires further approval of such stockholders will be subject to and conditioned on such approval.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of MB Financial preferred stock whose shares of MB Financial preferred stock are exchanged for shares of the new Fifth Third preferred stock pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of MB Financial preferred stock who for United States federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under aplicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds MB Financial preferred stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding MB Financial preferred stock, you should consult your tax advisor.

This discussion addresses only those MB Financial preferred stockholders that hold their MB Financial preferred stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the United States federal income tax consequences that may be relevant to particular MB Financial preferred stockholders in light of their individual circumstances or to MB Financial preferred stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities and investors in such entities;

•	insurance companies;

•	tax-exempt organizations;

•	real estate investment trusts;

•	regulated investment companies;

•	mutual funds;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold MB Financial preferred stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	U.S. expatriates or former citizens or residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar; and

•	stockholders who acquired their shares of MB Financial preferred stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan, individual retirement accounts or other tax-deferred accounts.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Fifth Third and MB Financial have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Based on customary representations made by Fifth Third and MB Financial, Fifth Third expects to receive, at or prior to the completion of the merger, an opinion from Davis Polk & Wardwell LLP, counsel to Fifth Third, to the effect that, based on the law as of the date thereof, the merger will qualify as a reorganization under Section 368(a) of the Code. However, the closing of the merger is not conditioned upon the validity of such opinion, and Fifth Third and MB Financial have not requested and do not intend to request any ruling from the IRS as to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each MB Financial preferred stockholder should consult its tax advisor with respect to the particular tax consequence of the merger to such holder.

Tax Consequences of the Merger Generally to U.S. Holders of MB Financial Preferred Stock. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the tax consequences to a U.S. holder of MB Financial preferred stock will be as follows:

•	no gain or loss will be recognized;

•	the aggregate basis of the new Fifth Third preferred stock will be the same as the aggregate basis of the MB Financial preferred stock for which it is exchanged; and

•	the holding period of new Fifth Third preferred stock received in the merger will be the same as the holding period of the MB Financial preferred stock for which it was exchanged.

If U.S. holders of MB Financial preferred stock acquired different blocks of MB Financial preferred stock at different times or at different prices, such holders’ basis and holding period in their shares of Fifth Third preferred stock will be determined by reference to each block of MB Financial preferred stock.

Possible Fast-Pay Arrangement

Under Treasury Regulations, a “fast-pay arrangement” is any arrangement in which a corporation has “fast-pay stock” outstanding for any part of its taxable year. “Fast-pay stock” is defined as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treasury Regulations also provide that, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend rate that is reasonably expected to decline, or if it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock.

Neither Treasury Regulations nor IRS guidance provide, for the purposes of determining whether stock is fast-pay stock, how to determine the amount for which stock is issued in a transaction, like the merger, in which the stock of one company is exchanged for stock of another company in a tax-free transaction. Although not directly on point, this question is presented in an analogous context in regulations governing the determination of the issue price for a debt instrument for U.S. federal income tax purposes. Pursuant to those regulations, the issue price of a publicly traded debt instrument issued for property is equal to the fair market value of the debt instrument, determined as of the issue date. Alternatively, the issue price of a debt instrument (that is not publicly traded) issued for publicly traded property is equal to the fair market value of the property, determined as of the issue date. For these purposes, “issue date” is the first date on which a substantial amount of the debt instruments in the issue is issued.

It is expected that, after the merger, the depositary shares, each representing a 1/40th interest in a share of the new Fifth Third preferred stock, will be listed on the NASDAQ. In addition, the Fifth Third preferred stock may accrue dividends prior to issuance. If the fair market value of the Fifth Third preferred stock, based on, among other things, the trading price of the depositary shares, as of the date of the merger exceeds, by more than a de minimis amount, the amount for which Fifth Third can redeem the Fifth Third preferred stock in the future, we believe that it is possible that the IRS would take the position that the Fifth Third preferred stock constitutes fast-pay stock. In addition, dividends on the Fifth Third preferred stock will begin to accrue prior to issuance, which could also result in the IRS taking the position that the Fifth Third preferred stock is fast-pay stock.

If the Fifth Third preferred stock does constitute fast-pay stock, all U.S. holders of Fifth Third preferred stock would be treated as having participated in a “listed transaction” and would be required under applicable Treasury Regulations to file a disclosure statement (IRS Form 8886 or successor form) with their U.S. federal income tax returns identifying their participation in a “reportable transaction” and to mail a copy of such form to the IRS Office of Tax Shelter Analysis. Failure to comply with these disclosure requirements may result in onerous penalties. In addition, in certain circumstances, the IRS may recast an arrangement involving fast-pay stock as an alternative transaction, which could affect the U.S. federal income tax treatment of U.S. holders of the Fifth Third preferred stock. Although we believe the issuance of Fifth Third preferred stock pursuant to the merger will not be susceptible to recast as an alternative transaction, there is no guarantee that the IRS or a court will agree with our position. Treatment of the Fifth Third preferred stock as fast-pay stock could materially and adversely affect the liquidity and value of the Fifth Third preferred stock.

If Fifth Third determines, at or after the completion of the merger, that it is possible that the IRS would take the position that the new Fifth Third preferred stock constitutes fast-pay stock, Fifth Third expects that it would file a protective disclosure statement on IRS Form 8886 with respect to the new Fifth Third preferred stock. In addition, material advisors to a transaction that is treated as a “fast-pay arrangement” are also required to file a disclosure statement with the IRS, and can be subject to penalties for failure to comply with this requirement. Fifth Third has been informed by its U.S. tax counsel that, if its U.S. tax counsel determines that it is possible that the IRS would take the position that the new Fifth Third preferred stock constitutes fast-pay stock, its U.S. tax counsel expects that it would file a protective disclosure statement with the IRS. All U.S. holders of Fifth Third preferred stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the arrangements described herein, including as to the advisability of filing disclosure statements with the IRS.

Information Reporting. A U.S. holder of MB Financial preferred stock who receives Fifth Third preferred stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of MB Financial preferred stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Fifth Third preferred stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis (determined immediately prior to the conversion into the right to receive Fifth Third preferred stock) in the MB Financial preferred stock surrendered and the fair market value (determined immediately prior to the merger) of the MB Financial preferred stock that is exchanged for shares of the new Fifth Third preferred stock by such significant holder. A “significant holder” is a holder of MB Financial preferred stock who, immediately before the merger, owned at least 5% of the outstanding stock of MB Financial or securities of MB Financial with a basis for federal income taxes of at least $1.0 million.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

MB Financial is incorporated under the laws of the State of Maryland and the rights of MB Financial stockholders are governed by the laws of the State of Maryland, including the Maryland General Corporation Law, which we refer to as the MGCL, the MB Financial charter and the MB Financial bylaws. As a result of the merger, MB Financial preferred stockholders who receive shares of the new Fifth Third preferred stock will become Fifth Third stockholders. Fifth Third is incorporated under the laws of the State of Ohio and the rights of Fifth Third stockholders are governed by the laws of the State of Ohio, including the Ohio General Corporation Law, which we refer to as the OGCL, the Fifth Third articles and the Fifth Third regulations. Thus, following the merger, the rights of MB Financial preferred stockholders who become Fifth Third stockholders in the merger will no longer be governed by the laws of the State of Maryland, the MB Financial charter and the MB Financial bylaws and instead will be governed by the laws of the State of Ohio, as well as by the Fifth Third articles and the Fifth Third regulations.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Fifth Third stockholders under the OGCL, the Fifth Third articles and the Fifth Third regulations (right column), and the rights of MB Financial stockholders under the MGCL, the MB Financial charter and the MB Financial bylaws (left column). The Fifth Third regulations will be amended effective at the effective time of the merger, and the summary below reflects the Fifth Third regulations as they will be amended as of such time. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Fifth Third articles and the Fifth Third regulations, and the MB Financial charter and the MB Financial bylaws, as well as the relevant provisions of the OGCL and the MGCL. Copies of Fifth Third’s governing documents are filed as exhibits to the reports of Fifth Third as incorporated by reference into this prospectus/information statement. See the section entitled “Where You Can Find More Information” in the forepart of this prospectus/information statement.

MB Financial	Fifth Third
Authorized Capital Stock

The MB Financial charter authorizes MB Financial to issue up to 120,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 85,000,000 shares of MB Financial common stock outstanding and 200,000 shares of MB Financial preferred stock outstanding.

The MB Financial charter authorizes the MB Financial Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. MB Financial is authorized under its charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval. In addition, the MB Financial charter provides by its terms that it may be amended by the MB Financial Board of Directors, without a stockholder vote, to change the number of shares of capital stock or the number of shares of any class or series that MB Financial has authority to issue.

Fifth Third’s articles authorize Fifth Third to issue up to 2,000,000,000 shares of common stock, with no par value, 500,000 shares of preferred stock, with no par value, which we refer to as the original Fifth Third preferred stock, and 500,000 shares of Class B preferred stock, with no par value, which we refer to as the Fifth Third Class B preferred stock. The original Fifth Third preferred stock and the Fifth Third Class B preferred stock are referred to collectively as the Fifth Third preferred stock. As of July 18, 2019, there were 732,100,288 shares of Fifth Third common stock outstanding, 54,000 shares of Fifth Third preferred stock outstanding and no shares of Fifth Third Class B preferred stock outstanding.
Number of Directors

The MB Financial charter and bylaws provide that MB Financial will have the number of directors set forth in its charter until changed to a number not greater than 25 by the MB Financial Board of Directors by a vote of a majority of the total number of directors MB Financial would have if there were no vacancies on the MB Financial Board of Directors, which we refer to as the whole Board. MB Financial currently has two directors.

The Fifth Third regulations provide that the Fifth Third Board of Directors shall be composed of 15 persons unless that number is changed from time to time by the vote of a majority of the Fifth Third Board of Directors then in office or by the stockholders pursuant to the OGCL.

Under the MGCL, the minimum number of directors is one.

The Fifth Third Board of Directors may, by a majority vote of directors then in office, increase the number of directors to not more than 30 persons or decrease the number of directors to not less than 10 persons. The shareholders may fix or change the size of the Board of Directors notwithstanding the foregoing range at a meeting of shareholders called for the purpose of electing directors at which a quorum is present by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation that is represented at the meeting and entitled to vote on the proposal. The Fifth Third Board of Directors presently consists of fourteen directors.

Under the OGCL, the number of directors of a corporation may not be less than one.

Classes of Directors
The MB Financial Board of Directors is not classified. The MB Financial charter provides for the annual election of all directors.	The Fifth Third Board of Directors is not classified. The Fifth Third regulations provide for the annual election of all directors.
Special Meetings of the Board of Directors
The MB Financial bylaws provide that a special meeting of the MB Financial Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the Chairman of the MB Financial Board of Directors or the President. Notice of the place, date and time of each such special meeting must be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by emailing or faxing of the same not less than 24 hours before the meeting.	The Fifth Third regulations provide that a special meeting of the Fifth Third Board of Directors will be called by the Secretary whenever requested by the Chairman of the Fifth Third Board of Directors, Vice Chairman of the Board of Directors or the lead director of the Board of Directors, or in their absence, the President, any Vice President or five or more of the directors. Notice of each special meeting of the Fifth Third Board of Directors shall be given to each director personally or by telegram or cablegram, no later than two days before the meeting is to be held, or by mail, at least seven days before the day on which the meeting is to be held.
Removal of Directors
The MB Financial charter provides that, subject to the rights of the holders of any class or series of preferred or other stock outstanding, directors may be removed from office only for cause and only by the vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, which we refer to as MB Financial voting stock, voting together as a single class.

The Fifth Third regulations provide that no director shall be removed without cause during his term of office and that any director may be removed for cause at any time by the action of the holders of a majority of the voting power of Fifth Third entitled to elect directors in place of those removed at a meeting of the shareholders, and the vacancy in the Fifth Third Board of Directors caused by such removal may be filled by action of the shareholders at such meeting or any subsequent meeting.

Filling Vacancies on the Board of Directors
The MB Financial bylaws provide that, subject to the rights of the holders of any class or series of preferred or other stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the MB Financial Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. No decrease in the number of directors constituting the MB Financial Board of Directors will shorten the term of any incumbent director. A vacancy resulting from the removal of a director may be filled by the stockholders.

Ohio law provides that, unless the articles or the regulations otherwise provide, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board of directors for the unexpired term. A vacancy exists if the shareholders increase the authorized number of directors but fail at the meeting at which the increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any time to elect the whole authorized number of directors. In case of any removal of a director, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy on the board of directors.

The Fifth Third regulations provide that, except for vacancies created by the removal of a director, in the case of any increase in the number of directors, or any vacancy created by the death, resignation or otherwise of a director, the additional director or directors may be elected or, as the case may be, the vacancy or vacancies may be filled either: (1) by the Fifth Third Board of Directors at any meeting by the affirmative vote of a majority of the remaining directors (though less than a quorum) or (2) by the Fifth Third shareholders entitled to vote thereon, either at an annual meeting of shareholders or at a special meeting called for that purpose. The vacancy in the Fifth Third Board of Directors caused by the removal of a director may be filled by action of the shareholders at a meeting of stockholders.

Nomination of Director Candidates by Stockholders
The MB Financial bylaws provide that the Secretary must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the Secretary no later than the 10th day following the day on which notice of the meeting is mailed or otherwise transmitted or public announcement of the meeting date is first made, whichever occurs first.

The Fifth Third regulations provide that stockholders may nominate persons for election to the Fifth Third Board of Directors at annual meetings and at any special meetings at which directors will be elected. The nominating stockholder must be a stockholder of record both at the time of giving notice of such nomination and at the time of the meeting and must be entitled to vote at such meeting. Notice of nominations must be delivered to the principal executive offices of Fifth Third not less than 60 nor more than 90 days prior to the anniversary of the previous year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely, it must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or, if the first public announcement of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which such public announcement is first made.

Calling Special Meetings of Stockholders
The MB Financial bylaws provide that special meetings of stockholders may be called by the President or the MB Financial Board of Directors by vote of a majority of the whole Board. In addition, the MB Financial bylaws provide that a special meeting of stockholders shall be called by the Secretary on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Under the Fifth Third regulations, a special meeting of the holders of any or all classes or series of Fifth Third stock may be called at any time by the Fifth Third Board of Directors. Special meetings of the holders of all classes and series of Fifth Third stock also will be called by the Secretary upon written request made by holders of at least 25% of the outstanding shares of Fifth Third stock entitled to vote. Special meetings of the Fifth Third common shareholders will be called by the Secretary upon written request made by holders of Fifth Third common stock who hold of record collectively at least 25% of the outstanding shares of Fifth Third common stock.

Stockholder Proposals
The MB Financial bylaws provide that the Secretary must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. If the date of the current year’s annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the stockholder proposal must be received by the Secretary no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of (a) the 90th day prior to the annual meeting or (b) the 10th day following the day on which notice of the annual meeting is mailed or otherwise transmitted or public announcement of the annual meeting date is first made, whichever occurs first.

The Fifth Third regulations provide that to properly bring business before an annual meeting, a shareholder must deliver a shareholder’s notice to the principal executive offices not less than 60 nor more than 90 days prior to the anniversary of the previous year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or, if the first public announcement of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which such public announcement is first made. Such shareholder must hold their shares of record both on the date notice is provided to Fifth Third and on the date of the meeting and must be entitled to vote at such meeting. The Fifth Third regulations will not affect any rights of shareholders to request inclusion of proposals in Fifth Third’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Action by Written Consent

The MB Financial bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter. The MB Financial bylaws also provide that, unless the MB Financial charter provides otherwise, the holders of any class of MB Financial voting stock, other than common stock, may act without a meeting if a consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

Under the OGCL, shareholders may take action, without a meeting, by the written unanimous consent of shareholders who would be entitled to notice of a shareholders’ meeting held for such purpose. Otherwise, shareholders are able to take action only at an annual or special meeting called in accordance with the Fifth Third regulations.
Notice of Stockholder Meetings
The MB Financial bylaws provide that, not less than 10 nor more than 90 days before each stockholders’ meeting, the Secretary will provide notice in writing or by electronic transmission to each stockholder entitled to vote at, and to each other stockholder entitled to notice of, such meeting of the time and place of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting, and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting.	The Fifth Third regulations provide that Fifth Third must give written notice, either by personal delivery or mail, not less than seven nor more than 60 days before any shareholders’ meeting, to each shareholder entitled to vote at such a meeting. The notice shall be in a form approved by the Fifth Third Board of Directors, and state the place, time and purposes of the meeting.

Quorum at Stockholder Meetings
The MB Financial bylaws provide that, at any meeting of stockholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except to the extent that the presence of a larger number may be required by law.

The Fifth Third regulations provide that the holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to vote at the meeting on each matter that is to be voted on shall constitute a quorum at any meeting of the shareholders.

Stockholder Rights Plan
MB Financial has not adopted a stockholder rights plan.	Fifth Third has not adopted a stockholder rights plan.
Anti-Takeover Provisions and Other Stockholder Protections

Voting Limitation. The MB Financial charter generally prohibits any stockholder that beneficially owns more than 14.9% of the outstanding shares of MB Financial common stock from voting shares in excess of this limit; provided that for so long as the MB Financial preferred stock is outstanding, this 14.9% limit will not apply.

Control Share Acquisitions. The MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock, which we refer to as control shares, within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which MB Financial has done pursuant to its bylaws. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of shares of MB Financial stock.

Certain Business Combinations. The MB Financial charter provides that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of MB Financial require, in addition to any vote required by law, the approval of a majority of the voting power of the outstanding shares of MB Financial stock entitled to vote in the election of directors, which we refer to as the MB Financial voting stock, that is not beneficially owned by the interested stockholder in question, voting together as a single class, unless, in the case of such a business combination that does not involve any cash or other consideration being received by the stockholders, a majority of the disinterested directors have approved the business combination or, in all other cases, (1) a majority of the disinterested directors have approved the business combination or (2) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 14.9% stockholder of MB Financial or who is an affiliate of MB Financial and at any time within the past two years was a greater than 14.9% stockholder of MB Financial, excluding any holding company or subsidiary of MB Financial. The MB Financial charter amendment voted on at the special meeting of MB Financial stockholders held on July 18, 2019 removed this provision effective as of July 18, 2019.

The Fifth Third articles and Fifth Third regulations contain various provisions that could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third preferred stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third. Additionally, Ohio law contains provisions that would also make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any “control share acquisition” of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A “control share acquisition” is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%; more than 33%; and a majority.

The Ohio Control Share Acquisition Act requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation at the election of directors that is represented in person or by proxy at the separate special meeting and (2) a majority of the voting power of the shares of the Ohio issuing public corporation at the election of directors that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation deemed to be “interested shares” for purposes of the Ohio Control Share Acquisition Act.

The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (for purposes of the MGCL business combination statute, a person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation, who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. MB Financial has opted-out of the MGCL business combination statute through a provision in its charter.

The MB Financial charter generally prohibits MB Financial from acquiring any of its own equity securities from a beneficial owner of 5% or more of the MB Financial voting stock unless: (i) the acquisition is approved by the holders of a majority of the MB Financial voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by MB Financial or a subsidiary of MB Financial to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the MB Financial Board of Directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the equity securities and is approved by a majority of the Board of Directors, including a majority of the disinterested directors.

Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in certain transactions with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

The transactions restricted by Chapter 1704 include:

•      any merger, consolidation, combination or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder;

•      certain transfers of property, dividends and issuance or transfers of shares from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•      certain transactions that (1) increase the proportionate share ownership of an interested shareholder, (2) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder or (3) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction subject to Chapter 1704 if: (1) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (2) the transaction subject to Chapter 1704 is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder or (3) the transaction subject to Chapter 1704 meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

Ohio Tender Offer Procedures. Ohio law also provides that an offeror may not make a tender offer or request an invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the target company’s equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror’s previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.

Indemnification of Directors and Officers

The MB Financial charter provides that MB Financial will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by the MGCL. The MB Financial charter also provides that MB Financial will indemnify other employees and agents to the extent authorized by the Board of Directors and permitted by law.

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

Under the OGCL, a corporation may indemnify directors and officers from liability, other than in an action by or in the right of the corporation, by reason of the fact that the person is or was a director or officer, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of a corporation, a person may not be indemnified (1) for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (2) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the OGCL require indemnification of a director who has been successful on the merits or otherwise in defense of any action that he was a party to by reason of the fact that he is or was a director of the corporation. The indemnification authorized by the OGCL is not exclusive and is in addition to any other rights granted to directors under the articles of incorporation or regulations of the corporation or to any agreement between the directors and the corporation.

The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

The MB Financial charter provides, consistent with the MGCL, that the rights to indemnification and to the advancement of expenses conferred by the charter are not exclusive of any other right which a person may have under any statute, the MB Financial charter, the MB Financial bylaws, any agreement, any vote of stockholders or the MB Financial Board of Directors, or otherwise.

Under the Fifth Third regulations, Fifth Third will indemnify, to the fullest extent permitted by the OGCL, directors, officers and employees who serve at the request of the President as directors, trustees, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise. Under the OGCL, in the case of a merger into Fifth Third of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, officers or employees in specified situations prior to the merger, any person who served as a director, officer or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer or employee of a bank, other corporation, partnership, joint venture, trust or other enterprise, will be entitled to indemnification by Fifth Third (as the surviving entity) for acts, omissions or other events or occurrences prior to the merger to the same extent he or she would have been entitled to indemnification by the constituent corporation if its separate existence had continued.

Limitation on Directors’ and Officers’ Liability

Consistent with the MGCL, the MB Financial charter provides that an officer or director shall not be liable to MB Financial or its stockholders for money damages, except to the extent:

•   it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of such benefit or profit actually received;

•   a judgment or other final adjudication adverse to the person is entered based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or

•   otherwise provided by the MGCL.

Under the MGCL, a director whose duties were not performed in accordance with the standard of conduct for directors under the MGCL and who votes for or assents to a distribution made in violation of the corporation’s charter or the MGCL is personally liable to the corporation for the amount of the excess distribution.

Under the OGCL, a director or officer shall be liable in damages for any action that such person takes or fails to take in such capacity only if it is proved by clear and convincing evidence that such person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation, unless the corporation’s regulations or articles (or in the case of an officer, a written agreement with the corporation) specifically waive such limitation. Neither the Fifth Third articles nor the Fifth Third regulations specifically waive this limitation.

Under the OGCL, directors or officers are liable for the unlawful payment of dividends or distribution of assets, improper dissolution of the corporation or entering into an unapproved loan with any director, officer or shareholder of the corporation, unless acting in good faith in reliance upon the corporation’s financial statements or upon sound accounting or business principles, or in accordance with a stated employee ownership plan approved by the corporation.

Amendments to Articles/Certificate of Incorporation and Bylaws

The MB Financial charter generally may be amended upon approval by the MB Financial Board of Directors and the holders of a majority of the votes entitled to be cast by all classes of capital stock outstanding and entitled to vote thereon. The MB Financial charter provides by its terms that it may be amended by the MB Financial Board of Directors, without a stockholder vote, to change the number of shares of capital stock or the number of shares of any class or series that MB Financial has authority to issue. Under the MGCL, the MB Financial charter may also be amended by a majority of the entire MB Financial Board of Directors, without action by the stockholders, to change the name of MB Financial or the name or par value of any class or series of stock of MB Financial.

Ohio law provides that except in certain circumstances, amendments to a corporation’s articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles. Except for amendments by the Fifth Third Board of Directors concerning the fixing of the terms of any series of Fifth Third preferred stock, the Fifth Third articles contain no other provisions concerning amendments.

The MB Financial bylaws may be amended either by the MB Financial Board of Directors, by a vote of a majority of the whole Board, or by MB Financial stockholders by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of MB Financial entitled to vote generally in the election of directors, voting together as a single class.

The Fifth Third regulations may only be amended (1) at a meeting of shareholders, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Fifth Third on such proposal, (2) without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of Fifth Third on such proposal or (3) by the Fifth Third Board of Directors, to the extent permitted by the OGCL.

Appraisal Rights

Under the MGCL, stockholders of a corporation generally are entitled to dissent from certain transactions, including a merger or consolidation, and obtain payment of the fair value of their shares (so-called “appraisal rights”). Appraisal rights do not apply if, however, any one of several exceptions apply, including if the charter of the corporation provides that stockholders are not entitled to exercise rights of objecting stockholders under the MGCL or generally if the stock is listed on a national securities exchange.

MB Financial held a special meeting of its stockholders on July 18, 2019 to approve the MB Financial charter amendment, which clarified that MB Financial stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL. The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the MB Financial charter amendment was required to approve the MB Financial charter amendment. The MB Financial charter amendment was approved at the MB Financial charter amendment special meeting and the MB Financial charter amendment became effective on July 18, 2019, and MB Financial stockholders will not be entitled to exercise appraisal rights.

Under Ohio law, shareholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Shareholders entitled to relief as dissenting shareholders under Ohio law include shareholders:

•  dissenting from certain amendments to the corporation’s articles of incorporation;

•  of a corporation where all or substantially all of the assets of the corporation are being leased, sold, exchanged, transferred or otherwise disposed of outside of the ordinary course of its business;

•  of a corporation that is being merged or consolidated into a surviving or new entity;

•  of a surviving corporation in a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•  other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•  of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•  of an Ohio subsidiary corporation into which one or more domestic or foreign corporations are being merged; and

•  of a domestic corporation that is being converted.

Fifth Third’s shareholders do not have any appraisal rights in connection with the merger.

Stockholder Inspection Rights

Under the MGCL, only a stockholder of record or group of stockholders of record of 5% or more of the outstanding stock of any class of the corporation for at least six months has the right to inspect the corporation’s stock ledger, list of stockholders and books of account (in the case of books of account, for any purpose related to monitoring or protecting the holder’s or holders’ equity investment in the corporation). Any stockholder is entitled to inspect the corporation’s bylaws, minutes of stockholder meetings, annual statement of affairs and any voting trust agreements.

Under the OGCL, any shareholder has the right to inspect the articles of the corporation, its regulations, its books and records of account, minutes, records of shareholders and voting trust agreements, if any, for any proper purpose upon delivering a written demand stating the purpose of such inspection. The directors may adopt guidelines and procedures in order to verify that the person making the demand to inspect the records of shareholders is a shareholder.
Non-Stockholder Constituency Provision

The MB Financial charter provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of MB Financial, (2) merge or consolidate MB Financial with another corporation or entity or (3) acquire all or substantially all of the properties and assets of MB Financial, or when evaluating any other transaction which would or may involve a change in control of MB Financial, the MB Financial Board of Directors may, in exercising its business judgment as to what is in the best interests of MB Financial and its stockholders and in making any recommendation to MB Financial stockholders, give due consideration to all relevant factors, including, but not limited to:

•   the immediate and long-term economic effect upon MB Financial stockholders, including stockholders, if any, who do not participate in the transaction;

•   the social and economic effect on the employees, creditors and customers of, and others dealing with, MB Financial and its subsidiaries and on the communities in which MB Financial and its subsidiaries operate or are located;

Under the OGCL, a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation’s shareholders and, in his discretion, may consider any of the following:

•   the interests of the corporation’s employees, suppliers, creditors and customers;

•   the economy of the state and nation;

•   community and societal considerations; and

•   the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

•   whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of MB Financial;

•   whether a more favorable price could be obtained for MB Financial’s stock or other securities in the future;

•   the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of MB Financial and its subsidiaries;

•   the future value of the stock or any other securities of MB Financial or the other entity to be involved in the proposed transaction;

•   any antitrust or other legal and regulatory issues that are raised by the proposal;

•   the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the proposed transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•   the ability of MB Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

If the MB Financial Board of Directors determines that any proposed transaction of the type described above should be rejected, it may take any lawful action to defeat the transaction, including, but not limited to, any or all of the following:

•   advising stockholders not to accept the proposal;

•   instituting litigation against the party making the proposal;

•   filing complaints with governmental and regulatory authorities;

•   acquiring the stock or any other securities of MB Financial;

•   increasing the authorized capital stock of MB Financial;

•   selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect to authorized but unissued stock;

•   acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

•   obtaining a more favorable offer from another individual or entity.

DESCRIPTION OF FIFTH THIRD CAPITAL STOCK

MB Financial preferred stockholders who receive shares of the new Fifth Third preferred stock in the merger will become Fifth Third stockholders. Their rights as Fifth Third stockholders will be governed by Ohio law and the Fifth Third articles and Fifth Third regulations. The following description of the material terms of Fifth Third’s capital stock, including the new Fifth Third preferred stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Ohio law, the Fifth Third articles and Fifth Third regulations and federal law governing bank holding companies carefully and in their entirety because they describe your rights as a holder of the new Fifth Third preferred stock.

General

Fifth Third is authorized to issue a total of 2,001,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 2,000,000,000 shares are shares of common stock, no par value, 500,000 shares are shares of preferred stock, no par value, which we refer to as the original Fifth Third preferred stock, and 500,000 shares are shares of Class B preferred stock, no par value, which we refer to as the Fifth Third Class B preferred stock. We refer to the original Fifth Third preferred stock and the Fifth Third Class B preferred stock collectively as the Fifth Third preferred stock.

The Fifth Third Board of Directors is not classified.

Shares of Common Stock

Fifth Third may issue shares of common stock in such amounts and proportion and for such consideration as may be fixed by its Board of Directors or a properly designated committee thereof. As of the date of this prospectus/information statement, Fifth Third is authorized to issue up to 2,000,000,000 shares of common stock. As of July 18, 2019, Fifth Third had issued 732,100,288 shares of its common stock (excluding 191,792,293 shares of common stock held in treasury). Shares of Fifth Third common stock are traded on the NASDAQ under the symbol “FITB”. The transfer agent and registrar for Fifth Third common stock is American Stock Transfer & Trust Company, LLC.

General

Holders of shares of Fifth Third common stock are not entitled to preemptive or preferential rights. Shares of Fifth Third common stock have no redemption or sinking fund provisions applicable thereto. Shares of Fifth Third common stock do not have any conversion rights. The rights of holders of shares of Fifth Third common stock will be subject to, and may be adversely affected by, the rights of holders of shares of Fifth Third’s currently outstanding Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock and any shares of Fifth Third preferred stock that Fifth Third may issue in the future, including shares of the new Fifth Third preferred stock.

Fifth Third may issue authorized but unissued shares of common stock in connection with several employee benefit and stock option and incentive plans maintained by it or its subsidiaries.

The outstanding shares of Fifth Third common stock are fully paid and non-assessable and shares of Fifth Third common stock that Fifth Third issues in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by the Fifth Third Board of Directors on the Fifth Third common stock out of funds legally available for their payment, the holders of shares of Fifth Third common stock are entitled to share equally, share for share, in such dividends. The payment of dividends on shares of Fifth Third common stock is subject to the prior payment of dividends on outstanding shares of the Fifth Third preferred stock.

Liquidation

In the event of Fifth Third’s voluntary or involuntary liquidation, dissolution and winding-up, the holders of shares of Fifth Third common stock are entitled to receive on a share-for-share basis, any of Fifth Third’s assets or funds available for distribution after Fifth Third has paid in full all of its debts and distributions and the full liquidation preferences of all series of shares of outstanding Fifth Third preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of shares of any series of the Fifth Third preferred stock, holders of shares of Fifth Third common stock have voting rights and are entitled to one vote for each share of common stock on all matters voted upon by Fifth Third stockholders. Upon demand, holders of shares of Fifth Third common stock have the right to cumulate their voting power in the election of directors under certain conditions.

Change of Control

Articles of Incorporation and Code of Regulations. The Fifth Third articles and Fifth Third regulations contain various provisions that could discourage or delay attempts to gain control of Fifth Third, including, among others, provisions that:

•	authorize the Fifth Third Board of Directors to fix its size between 10 and 30 directors;

•	provide that directors may be removed only for cause and only by a vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Fifth Third entitled to vote generally in the election of directors, voting together as a single class; and

•	authorize directors to fill vacancies on the Fifth Third Board of Directors that occur between annual stockholder meetings, except for vacancies caused by a director’s removal by a stockholder vote.

In addition, the ability of the Fifth Third Board of Directors to issue authorized but unissued common shares or preferred stock could have an anti-takeover effect.

In order to amend the Fifth Third articles, the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of Fifth Third is required. In order to amend the Fifth Third regulations, the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Fifth Third is required at a meeting of stockholders, or by written consent of the holders of shares entitling them to exercise two-thirds of the voting power of Fifth Third without a meeting. The Fifth Third regulations may also be altered and amended, from time to time, by the Fifth Third Board of Directors to the extent permitted by the Ohio General Corporation Law.

Federal Bank Regulatory Limitations. The ability of a third party to acquire Fifth Third’s stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. Under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve Board’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is prohibited from acquiring “control” of a bank holding company unless:

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition; and

•	within that time period or a longer time period if the Federal Reserve Board extends the period during which such a disapproval may be issued, the Federal Reserve Board does not issue a notice disapproving the proposed acquisition.

An acquisition of control may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. The acquisition of more than 10% of a class of voting securities of a bank holding company with publicly held securities, such as Fifth Third, generally would constitute the acquisition of control of the bank holding company under the Change in Bank Control Act. An acquisition of control is not subject to the Change in Bank Control Act notice requirement if it is otherwise subject to approval under the Bank Merger Act or Section 3 of the BHC Act.

Under the BHC Act, and the Federal Reserve Board’s regulations thereunder, any bank holding company would be required to obtain the approval of the Federal Reserve Board before acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of Fifth Third voting securities. In addition, any “company,” as defined in the BHC Act, other than a bank holding company, would be required to obtain Federal Reserve Board approval before acquiring “control” of Fifth Third. “Control” for purposes of the BHC Act generally means:

•	the ownership or control of 25% or more of a class of voting securities;

•	the ability to elect a majority of the directors; or

•	the ability otherwise to exercise a controlling influence over management and policies.

A person, other than an individual, that controls Fifth Third for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act.

For purposes of the Federal Reserve Board approval requirements described above, shares of stock issued by a single issuer are deemed to be the same class of voting shares, regardless of differences in dividend rights or liquidation preference, if the shares are voted together as a single class on all matters for which the shares have voting rights other than certain matters that affect solely the rights or preferences of the shares. In addition to assessing the number of voting securities owned by an investor, the Federal Reserve Board also likely would assess the voting power associated with an investor’s voting securities when determining what proportion of a class of voting securities is controlled by the investor. Determinations of what constitutes a class of voting securities and calculations of the proportion of a class of voting securities that is controlled by an investor are made by the Federal Reserve pursuant to applicable law, applicable regulations and its practices. The foregoing discussion is not intended to describe all laws, regulations and regulatory practices relevant to federal bank regulatory approval requirements.

Ohio Law. Ohio law contains provisions that also could make more difficult a change of control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Control Share Acquisition Act. The Ohio Control Acquisition Act provides that any “control share acquisition” of an Ohio issuing public corporation may be made only with the prior authorization of the stockholders of the corporation in accordance with the provisions of the Control Share Acquisition Act, unless the corporation’s articles of incorporation or regulations provide that the Control Share Acquisition Act does not apply to control share acquisition of its shares. The Fifth Third articles and Fifth Third regulations do not so provide, and accordingly Fifth Third is subject to the Control Share Acquisition Act. Subject to certain exceptions, a “control share acquisition” means the acquisition, directly or indirectly, by any person of shares of the corporation that, when added to all other shares in respect to which the person exercises voting power, would entitle that person, directly or indirectly, to exercise voting power in the election of directors within the following ranges:

•	20% or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more.

The Control Share Acquisition Act also requires that the acquiring person deliver an acquiring person statement to the corporation. The corporation must call a special meeting of its stockholders to vote upon the proposed acquisition within 50 days after receipt of the acquiring person statement, unless the acquiring person agrees to a later date.

The Control Share Acquisition Act further specifies that the stockholders must approve the proposed control share acquisition by certain percentages at a special meeting of stockholders at which a quorum is present. In order to comply with the Control Share Acquisition Act, the acquiring person may acquire shares only upon the affirmative vote of:

•	a majority of the voting power of the corporation entitled to vote in the election of directors that is represented in person or by proxy at the separate special meeting; and

•	a majority of the voting power of the corporation entitled to vote in the election of directors that is represented in person or by proxy at the special meeting excluding those shares deemed to be “interested shares” for purposes of the Control Share Acquisition Act.

“Interested shares” are shares the voting power of which in the election of directors is controlled by:

•	an acquiring person;

•	any officer of the corporation;

•	any employee who is also a director of the corporation; or

•	any person who transfers such shares for value after the record date for the special meeting, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

“Interested shares” also includes shares that are acquired by any person during the period beginning on the date of the first public disclosure of a proposed control share acquisition or any proposed merger, consolidation or other transaction that would result in a change of control of the corporation or all or substantially all of its assets and ending on the record date for the special meeting if either:

•	the aggregate consideration paid by the person (and any other person acting in concert with the person) for shares of the corporation’s common shares exceeds $250,000; or

•	the number of shares acquired by the person (and any other person acting in concert with the person) exceeds one-half of 1% of the outstanding shares of the corporation’s voting power entitled to vote in the election of directors.

In order to comply with the Control Share Acquisition Act, the proposed control share acquisition must be completed no later than 360 days following stockholder authorization.

Merger Moratorium Statute. Ohio corporation law prohibits an issuing public corporation, such as Fifth Third, from engaging in certain transactions with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless, prior to such date, the directors of the corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested stockholder. An interested stockholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the corporation in the election of directors.

The transactions covered include:

•	any merger, consolidation, combination or majority share acquisition between or involving the corporation or a subsidiary and an interested stockholder or an affiliate or associate of an interested stockholder;

•	certain transfers of property, dividends and issuance or transfers of shares, from or by the corporation or a subsidiary to, with or for the benefit of an interested stockholder or an affiliate or associate of an interested stockholder, unless the transaction is in the ordinary course of the corporation’s business and on terms no more favorable to the interested stockholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•	certain transactions which:

•	increase the proportionate share ownership of an interested stockholder;

•	result in the adoption of a plan, proposed by or on behalf of the interested stockholder, providing for the dissolution, winding-up of the affairs, or liquidation of the corporation; or

•	pledge or extend the credit or financial resources of the corporation to or for the benefit of the interested stockholder.

After the initial three-year moratorium has expired, the corporation may engage in a covered transaction if:

•	the acquisition of shares pursuant to which the relevant person became an interested stockholder received the prior approval of the Board of Directors;

•	the transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the corporation in the election of directors and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested stockholder or an affiliate or associate of an interested stockholder; or

•	the transaction meets certain statutory tests designed to ensure that it is economically fair to all stockholders.

Tender Offer Procedures. Ohio corporation law also provides that an offeror may not make a tender offer that would result in the offeror beneficially owning more than 10% of any class of the corporation’s equity securities without first filing certain information with the Ohio Division of Securities and providing such information to the corporation and stockholders within Ohio. The Ohio Division of Securities may suspend the continuation of the tender offer if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the tender offer. The statute also provides that an offeror may not acquire any equity security of the corporation within two years of the offeror’s previous acquisition of any equity security of the corporation pursuant to a tender offer unless the Ohio stockholders may sell such security to the offeror on substantially the same terms as the previous tender offer. The statute does not apply to a transaction if either the offeror or the target corporation is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval. Consequently, this Ohio statute will only apply if the proposed transaction does not trigger prior approval requirements discussed above under “Federal Bank Regulatory Limitations.”

Dissenter’s Rights. Under Ohio law, stockholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Stockholders entitled to relief as dissenting stockholders under Ohio law include stockholders:

•	dissenting from certain amendments to the corporation’s articles of incorporation;

•	of a corporation where all or substantially all of the assets of the corporation are being leased, sold, exchanged, transferred or otherwise disposed of outside of the ordinary course of its business;

•	of a corporation that is being merged or consolidated into a surviving or new entity;

•	of a surviving corporation in a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•	other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•	of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•	of an Ohio subsidiary corporation into which one or more domestic or foreign corporations are being merged; and

•	of a domestic corporation that is being converted.

The existence of the above provisions could potentially result in Fifth Third being less attractive to a potential acquiror, or result in our stockholders receiving less for their common stock than otherwise might be available if there is a takeover attempt.

Ohio law has eliminated dissenter’s rights in connection with the above corporate actions if the shares of the corporation for which a stockholder would make a demand are listed on a national securities exchange and no proceedings are underway to delist the shares. Therefore, none of the Fifth Third stockholders who own shares of Fifth Third stock listed on a national securities exchange could exercise dissenter’s rights with respect to such shares unless, and until, such shares would be delisted.

Shares of the Original Fifth Third Preferred Stock

The Fifth Third Board of Directors has the right to adopt amendments to the Fifth Third articles in respect of any unissued or treasury shares of the original Fifth Third preferred stock and fix or change: (1) the division of such shares of the original Fifth Third preferred stock into series and the designation and authorized number of shares of each series; (2) the dividend rate; (3) whether dividend rights shall be cumulative or non-cumulative; (4) the dates of payment of dividends and the dates from which they are cumulative; (5) liquidation price; (6) redemption rights and price; (7) sinking fund requirements; and (8) conversion rights; and restrictions on the issuance of such shares or any series thereof.

As of July 18, 2019, 54,000 shares of the original Fifth Third preferred stock were outstanding as described below, and 446,000 shares of undesignated preferred stock were authorized and unissued.

Series H Preferred Stock

In May 2013, Fifth Third issued 600,000 depositary shares, each representing a 1/25th ownership interest in a share of Series H Preferred Stock. The Series H Preferred Stock: (i) is nonvoting, other than class voting rights on certain matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after June 30, 2023, and (2) in whole, but not in part, at any time prior to June 30, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series H Preferred Stock in the Fifth Third articles.

Through, but excluding June 30, 2023, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 5.10%. Commencing on June 30, 2023 and continuing for so long as any shares of Series H Preferred Stock remain outstanding, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.033%. The Series H Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third. In the event of the liquidation or dissolution of Fifth Third, holders of shares of the Series H Preferred Stock are entitled to a liquidation preference of $25,000 per share, plus any declared and unpaid dividends, before any distribution of assets is made to holders of shares of Fifth Third common stock.

As of July 18, 2019, 600,000 depositary shares, each representing a 1/25th ownership interest in a share of Series H Preferred Stock, were issued and outstanding.

Series I Preferred Stock

In December 2013, Fifth Third issued 18,000,000 depositary shares, each representing a 1/1000th ownership interest in a share of Series I Preferred Stock. The Series I Preferred Stock: (i) is nonvoting, other than class voting rights on certain matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after December 31, 2023, and (2) in whole, but not in part, at any time prior to December 31, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series I Preferred Stock in the Fifth Third articles.

Through, but excluding December 31, 2023, dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 6.625%. Commencing on December 31, 2023 and continuing for so long as any shares of Series I Preferred Stock remain outstanding, dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.71%. The Series I Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third. In the event of the liquidation or dissolution of Fifth Third, holders of shares of the Series I Preferred Stock are entitled to a liquidation preference of $25,000 per share, plus any declared and unpaid dividends, before any distribution of assets is made to holders of shares of Fifth Third common stock.

As of July 18, 2019, 18,000,000 depositary shares, each representing a 1/1000th ownership interest in a share of Series I Preferred Stock, were issued and outstanding. The depositary shares representing the Series I Preferred Stock are traded on the NASDAQ Global Select Market under the symbol “FITBI”.

Series J Preferred Stock

In June 2014, Fifth Third issued 300,000 depositary shares, each representing a 1/25th ownership interest in a share of Series J Preferred Stock. The Series J Preferred Stock: (i) is nonvoting, other than class voting rights on certain matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after September 30, 2019, and (2) in whole, but not in part, at any time prior to September 30, 2019, following the occurrence of a “regulatory capital event,” as defined with respect to the Series J Preferred Stock in the Fifth Third articles.

Through, but excluding September 30, 2019, dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 4.90%. Commencing on September 30, 2019 and continuing for so long as any shares of Series J Preferred Stock remain outstanding, dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.129%. The Series J Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third. In the event of the liquidation or dissolution of Fifth Third, holders of shares of the Series J Preferred Stock are entitled to a liquidation preference of $25,000 per share, plus any declared and unpaid dividends, before any distribution of assets is made to holders of shares of Fifth Third common stock.

As of July 18, 2019, 300,000 depositary shares, each representing a 1/25th ownership interest in a share of Series J Preferred Stock, were issued and outstanding.

Shares of the Fifth Third Class B Preferred Stock

The Fifth Third Board of Directors has the right to adopt amendments to the Fifth Third articles in respect of any unissued or treasury shares of the Fifth Third Class B preferred stock and fix or change: (1) dividend or distribution rights, which may be cumulative or non-cumulative; at a specified rate amount or proportion; with or without further participation rights; and in preference to, junior to, or on a parity, in whole or in part, with dividend or distribution rights of shares of any other class; (2) liquidation rights, preferences and price; (3) redemption rights and price; (4) sinking fund requirements, which may require Fifth Third to provide a sinking fund out of earnings or otherwise for the purchase or redemption of the shares or for dividends or distributions on them; (5) voting rights, which may be full, limited or denied, except as otherwise required by law; (6) preemptive rights, or the denial or limitation of them; (7) conversion rights; (8) restrictions on the issuance of shares; (9) rights of alteration of express terms; (10) the division of any class of shares into series; (11) the designation and authorized number of shares of each series; and (12) any other relative, participating, optional or other special rights and privileges on, and qualifications or restrictions on, the rights of holders of shares of any class or series of the Fifth Third Class B preferred stock.

As of July 18, 2019, no shares of the Class B Fifth Third preferred stock were outstanding, and 500,000 shares of undesignated no par value Class B preferred stock were authorized and unissued.

6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A

Pursuant to the merger agreement and in connection with the merger, Fifth Third will file with the Secretary of State of the State of Ohio the amended articles designating the new Fifth Third preferred stock.

The shares of the new Fifth Third preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of Fifth Third’s shares or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase. The new Fifth Third preferred stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The shares of the new Fifth Third preferred stock will rank, as to the payment of dividends and/or distribution of assets upon Fifth Third’s liquidation, dissolution or wind-up, senior to shares of Fifth Third common stock and either junior, senior or equal to any other class or series of shares issued by Fifth Third that are designated as junior, senior or equal to the new Fifth Third preferred stock. The new Fifth Third preferred stock will rank on parity, as to dividends and, upon liquidation, dissolution or winding-up of Fifth Third, in the distribution of assets, with the outstanding Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock.

Holders of the shares of the new Fifth Third preferred stock will be entitled to receive, when, as and if declared by the Fifth Third Board of Directors out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference amount of $1,000 per share at a rate of 6.00% per annum. Dividends on shares of the new Fifth Third preferred stock will be payable quarterly in arrears on each of March 31st, June 30th, September 30th and December 31st, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. The first dividend payable on shares of the new Fifth Third preferred stock will accrue starting on August 25, 2019 and, if declared by the Fifth Third Board of Directors, will be paid on September 30, 2019. When dividends are not paid in full upon the shares of the new Fifth Third preferred stock and the new Fifth Third preferred stock parity securities, if any, all dividends declared upon shares of the new Fifth Third preferred stock and the new Fifth Third preferred stock parity securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the new Fifth Third preferred stock, and accrued dividends, including any accumulations, on the Fifth Third preferred stock parity securities, if any, bear to each other for the then current dividend period.

The new Fifth Third preferred stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of shares of the new Fifth Third preferred stock will not have the right to require the redemption or repurchase of shares of the new Fifth Third preferred stock.

The shares of the new Fifth Third preferred stock will be redeemable by Fifth Third at its option (i) on any dividend payment date on or after November 25, 2022, in whole or in part, from time to time, or (ii) within 90 days following the occurrence of a “regulatory capital treatment event,” as defined with respect to the new Fifth Third preferred stock in the Fifth Third articles of incorporation, in whole but not in part, at any time, in each case at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends on the shares of the new Fifth Third preferred stock called for redemption. Dividends will cease to accrue on those shares on and after the redemption date. Redemption of the shares of the new Fifth Third preferred stock is subject to Fifth Third’s receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the shares of the new Fifth Third preferred stock. However, unless the full dividends for the most recently completed dividend period have been declared or paid on all outstanding shares of the new Fifth Third preferred stock, during a dividend period, (i) no shares of capital stock ranking junior to the new Fifth Third preferred stock shall be repurchased, redeemed or otherwise acquired for consideration by Fifth Third, subject to certain exceptions, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by Fifth Third, and (ii) no shares of capital stock ranking equal to the new Fifth Third preferred stock shall be repurchased, redeemed or otherwise acquired for consideration by Fifth Third, other than pursuant to pro rata offers to purchase all, or a pro rata portion of the new Fifth Third preferred stock and such shares ranking equal to the new Fifth Third preferred stock, except by conversion into or exchange for shares of capital stock ranking junior to the new Fifth Third preferred stock.

In the event Fifth Third liquidates, dissolves or winds up its business and affairs, either voluntarily or involuntarily, holders of shares of the new Fifth Third preferred stock will be entitled to receive liquidating distributions of $1,000 per share, plus any declared and unpaid dividends, before Fifth Third makes any distribution of assets to the holders of shares of Fifth Third common stock or any other class or series of shares ranking junior to shares of the new Fifth Third preferred stock with respect to the distribution of assets. If the assets of Fifth Third are not sufficient to pay in full all amounts payable, including declared but unpaid dividends, with respect to shares of the new Fifth Third preferred stock and shares of any stock having the same rank as the new Fifth Third preferred stock with respect to the distribution of assets, the holders of shares of the new Fifth Third preferred stock and shares of that other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled. After the holders of shares of the new Fifth Third preferred stock and shares of any stock having the same rank as the new Fifth Third preferred stock are paid in full, they will have no right or claim to any of Fifth Third’s remaining assets.

Holders of shares of the new Fifth Third preferred stock will vote together with holders of share of Fifth Third common stock as a single class on all matters on which the holders of shares of Fifth Third common stock are entitled to vote, with the holders of shares of the new Fifth Third preferred stock being entitled to 24 votes for each share of the new Fifth Third preferred stock standing in such holder’s name on the books of Fifth Third and the holders of shares of Fifth Third common stock being entitled to one vote per share of Fifth Third common stock.

In addition, so long as there are any shares of the new Fifth Third preferred stock outstanding, the affirmative vote of the holders of at least two-thirds of all of the shares of the new Fifth Third preferred stock at the time outstanding, voting together as a single class, will be required to: (1) amend, alter or repeal the provisions of the Fifth Third articles or the Fifth Third regulations so as to adversely affect the powers, preferences, privileges or special rights of the new Fifth Third preferred stock, subject to certain exceptions; (2) amend or alter the Fifth Third articles to authorize or increase the authorized amount of or issue shares of any class or series of stock, or reclassify any of Fifth Third’s authorized capital stock into any shares of capital stock, ranking senior to the new Fifth Third preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Fifth Third, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or (3) consummate a binding share exchange, a reclassification involving the new Fifth Third preferred stock or a merger or consolidation of Fifth Third with or into another entity, unless (i) the new Fifth Third preferred stock remains outstanding or, in the case of any such merger or consolidation with respect to which Fifth Third is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent), and (ii) the new Fifth Third preferred stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights that will not be materially less favorable to the holders thereof than the powers, preferences and special rights of the new Fifth Third preferred stock, taken as a whole.

If and whenever dividends payable on the shares of the new Fifth Third preferred stock shall have not been paid in an aggregate amount equal to full dividends for six or more dividend periods (whether or not consecutive), which we refer to as a nonpayment event, the authorized number of directors then constituting the Fifth Third Board of Directors shall be automatically increased by two and the holders of shares of the new Fifth Third preferred stock, together with the holders of any other class or series of outstanding shares of Fifth Third preferred stock upon which similar voting rights as described in this section have been conferred and are exercisable with respect to such matter, which we refer to as the voting parity stock, voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect, by a plurality of the votes cast, the two additional directors. When dividends have been paid in full on the new Fifth Third preferred stock for at least four consecutive dividend periods, then the right of the holders of shares of the new Fifth Third preferred stock to elect the two additional directors will terminate.

The holders of shares of the new Fifth Third preferred stock have exclusive rights on any amendment to the Fifth Third charter that would only alter the contract rights of the shares of the new Fifth Third preferred stock.

Except as set forth above, the shares of the new Fifth Third preferred stock will not have any voting rights except as required by Ohio law.

The new Fifth Third preferred stock will have substantially the same terms as MB Financial preferred stock, and in any event, the powers, preferences and special rights of the new Fifth Third preferred stock will not be materially less favorable to the holders of shares of MB Financial preferred stock than the powers, preferences and special rights of the MB Financial preferred stock, taken as a whole. There are certain differences that are not material, such as (i) the MB Financial preferred stock has a par value of $0.01 per share and the new Fifth Third preferred stock has no par value and (ii) dividend payment dates. If declared by the MB Financial Board of Directors, dividends are currently payable on shares of MB Financial preferred stock quarterly, in arrears, on February 25, May 25, August 25 and November 25 of each year. If declared by the Fifth Third Board of Directors, dividends will be payable on shares of the new Fifth Third preferred stock quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year.

The shares of the new Fifth Third preferred stock will be deposited with American Stock Transfer & Trust Company, LLC, which we refer to as the depositary. The depositary will issue depositary shares, in respect thereof each representing a 1/40th interest in one share of the new Fifth Third preferred stock and represented by depositary receipts. The current deposit agreement among MB Financial, the depositary and the holders of the depositary receipts evidencing the depositary shares representing interests in the MB Financial preferred stock will be amended so that Fifth Third will replace MB Financial as the party to such agreement and the shares of the new Fifth Third preferred stock will replace the shares of the MB Financial preferred stock as the shares deposited under such agreement. We refer to this amended deposit agreement as the amended deposit agreement. The amended deposit agreement will set forth the various rights and obligations of the parties thereto and establish the relationships between Fifth Third as the issuer, the depositary and calculation agent, and the transfer agent and registrar. Subject to the terms of the amended deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the new Fifth Third preferred stock represented by such depositary share, to all the rights and preferences of the new Fifth Third preferred stock represented thereby (including dividend, voting, redemption and liquidation rights, as applicable). Fifth Third will seek to cause the depositary shares representing interests in the new Fifth Third preferred stock to be approved for listing on the NASDAQ.

Please refer to “—Federal Bank Regulatory Limitations” above for information regarding certain regulatory approval requirements under applicable U.S. banking laws that apply to certain acquisitions of voting securities, including the new Fifth Third preferred stock. If the Federal Reserve Board were to determine that, for purposes of such regulatory approvals, the new Fifth Third preferred stock represents a separate class of voting securities distinct from the common stock, including as a result of the holders of the new Fifth Third preferred stock becoming entitled to vote for the election of additional directors because dividends are in arrears, such regulatory approvals could be required based on solely a shareholder’s proportionate ownership of the new Fifth Third preferred stock.

APPRAISAL RIGHTS

MB Financial held a special meeting of its stockholders on July 18, 2019 to vote on a proposal to amend the MB Financial charter to (i) clarify that MB Financial stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the Maryland General Corporation Law and (ii) remove provisions relating to the approval of certain business combinations with an interested stockholder (as defined in the MB Financial charter) in their entirety. The affirmative vote of the holders of a majority of the votes entitled to be cast by all classes of MB Financial capital stock outstanding and entitled to vote on the MB Financial charter amendment proposal, voting together as a single class, was required to approve the MB Financial charter amendment proposal. The MB Financial charter amendment proposal was approved at the MB Financial charter amendment special meeting and the MB Financial charter amendment became effective on July 18, 2019. As such, MB Financial stockholders will not be entitled to appraisal rights in connection with the merger.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding Fifth Third Bancorp’s election to retrospectively change the accounting for qualifying Low-Income Housing Tax Credit investments from the equity method to the proportional amortization method and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Based on customary representations made by Fifth Third and MB Financial, Davis Polk & Wardwell LLP expects to deliver at or prior to the completion of the merger, an opinion to Fifth Third as to certain United States federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 28.

The legality of the new Fifth Third preferred stock offered by this prospectus/information statement will be passed upon for Fifth Third by Thompson Hine LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Fifth Third to incorporate certain information into this prospectus/information statement by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus/information statement, except for any information that is superseded by information in this prospectus/information statement. The documents that are incorporated by reference contain important information about Fifth Third and you should read this prospectus/information statement together with any other documents incorporated by reference in this prospectus/information statement.

This prospectus/information statement incorporates by reference the following documents that have previously been filed with the SEC by Fifth Third (File No. 001-33653), other than information furnished pursuant to Item 2.02 or Item 7.01 on a Current Report on Form 8-K or otherwise not deemed to be filed:

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Proxy Statement on Schedule 14A for the 2019 annual meeting of stockholders filed on March 6, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; and

•

Current Reports on Form 8-K filed on January 22, 2019, January 25, 2019, March 7, 2019, March 11, 2019, 2018, March 15, 2019, March 18, 2019, March 22, 2019, April 16, 2019, April 26, 2019, May 20, 2019, May 24, 2019, May 30, 2019, June 20, 2019 and June 28, 2019 and Current Reports on Form 8-K/A filed on June 20, 2019 and July 3, 2019 (other than the portions of those documents not deemed to be filed).

In addition, Fifth Third is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus/information statement and prior to the date of the special meeting, provided, however, that Fifth Third is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Fifth Third files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Fifth Third files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this prospectus/information statement.

Neither Fifth Third nor MB Financial has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this prospectus/information statement or in any of the materials that have been incorporated into this prospectus/information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus/information statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus/information statement does not extend to you. The information contained in this prospectus/information statement speaks only as of the date of this prospectus/information statement unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

June 24, 2019

between

Fifth Third Bancorp

and

MB Financial, Inc.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of June 24, 2019 (the “Agreement”), between Fifth Third Bancorp, an Ohio corporation (“Parent”), and MB Financial, Inc., a Maryland corporation (“Subsidiary”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and Subsidiary have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the merger provided for herein, pursuant to which Subsidiary will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the parties desire to make certain agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, the parties intend that, for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitute a “plan of reorganization” for purposes of Section 368 and related provisions of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article 1
The Merger

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Ohio Revised Code (the “Revised Code”), at the Effective Time (as defined below), Subsidiary shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Subsidiary shall terminate.

Section 1.02. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place on a date (the “Closing Date”), at a time, and at a location, in each case as determined by Parent after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 3 hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver thereof).

Section 1.03. Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and Subsidiary shall file or cause to be filed (a) articles of merger (the “Articles of Merger”) containing such information as is required by the relevant provisions of the MGCL in order to effect the Merger with the Department of Assessments and Taxation of the State of Maryland (the “Department”) and (b) a certificate of merger (the “Certificate of Merger”) containing such information as is required by the relevant provisions of the Revised Code in order to effect the Merger with the Secretary of State of the State of Ohio (the “Secretary”). The Merger shall become effective at such time as is specified in the Certificate of Merger (such time, the “Effective Time”).

Section 1.04. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 1701.82 of the Revised Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Subsidiary, (ii) subject to the limitations specified in Section 2307.97 of the Revised Code (“Section 2307.97”), the Surviving Corporation shall possess all obligations belonging to or due to Subsidiary, all of which are vested in the Surviving Corporation without further act or deed, (iii) title to any real estate or any interest in the real estate vested in Subsidiary shall not revert or in any way be impaired by reason of the Merger, (iv) subject to the limitations specified in Section 2307.97, the Surviving Corporation shall be liable for all the obligations of Subsidiary, (v) any claim existing or any action or proceeding pending by or against Subsidiary may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place and (vi) subject to the limitations specified in Section 2307.97, all the rights of creditors of Subsidiary are preserved unimpaired, and all liens upon the property of Subsidiary are preserved unimpaired, on only the property affected by those liens immediately prior to the Effective Date.

Section 1.05. Subsidiary Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subsidiary, or any holder thereof, all shares of the common stock, par value $0.01 per share, of Subsidiary (the “Subsidiary Common Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

Section 1.06. Subsidiary Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subsidiary or any holder thereof, each share of 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of Subsidiary (the “Subsidiary Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, a newly created series of preferred stock of Parent having the express terms set forth in Exhibit A (the “Merger Consideration” and all shares of such newly created series, collectively, the “New Parent Preferred Stock”) and, upon such conversion, the Subsidiary Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

Section 1.07. Surrender and Payment.

(a)            Each holder of shares of Subsidiary Preferred Stock that have been converted into the right to receive the Merger Consideration shall, upon delivery to the Surviving Corporation of such instrument or evidence of transfer of such Subsidiary Preferred Stock and such other information and documentation as the Surviving Corporation shall reasonably request, be entitled to receive the Merger Consideration in respect of the Subsidiary Preferred Stock owned by such holder. The shares of New Parent Preferred Stock, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Subsidiary Preferred Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such certificate for Subsidiary Preferred Stock (a “Certificate”) or uncertificated share of Subsidiary Preferred Stock (an “Uncertificated Share”) shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 1.07(e).

(b)            If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Surviving Corporation any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

(c)            After the Effective Time, there shall be no further registration of transfers of shares of Subsidiary Preferred Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

(d)            Parent shall not be liable to any holder of shares of Subsidiary Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Subsidiary Preferred Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(e)            No dividends or other distributions with respect to the New Parent Preferred Stock shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 1.07. Following such surrender or transfer, there shall be paid, without interest, to the person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 1.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Subsidiary Preferred Stock in respect of which the Surviving Corporation, made such deduction and withholding.

Section 1.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Subsidiary Preferred Stock represented by such Certificate, as contemplated by this Article 1.

Section 1.10. Dividends. If the Board of Directors of Subsidiary authorizes and the Subsidiary declares a dividend on the Subsidiary Preferred Stock with a Payment Date (as such term is defined in the Articles Supplementary to the Subsidiary Charter (as defined below) dated November 21, 2017) of August 25, 2019 and the Closing Date occurs on or prior to August 26, 2019, Subsidiary shall cause such dividend to be paid on August 26, 2019, the first business day after August 25, 2019.

Article 2
The Surviving Corporation

Section 2.01. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.02. Code of Regulations. At the Effective Time, the Code of Regulations of Parent, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Parent at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Parent at the Effective Time shall be the officers of the Surviving Corporation.

Article 3
Conditions Precedent

Section 3.01. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver) at or prior to the Closing of the following conditions:

(a)            the Merger shall have been duly approved by the stockholders of Subsidiary;

(b)            the stockholders of Subsidiary shall have approved amendments to the charter of Subsidiary (the “Subsidiary Charter”) (i) to clarify that the stockholders of Subsidiary shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL and (ii) to remove provisions relating to the approval of certain business combinations with an interested stockholder (as defined in the Subsidiary Charter);

(c)            all required regulatory approvals or waivers which are necessary to consummate the transactions contemplated by this Agreement shall have been obtained; and

(d)            no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.

Article 4
Termination

Section 4.01. Termination. This Agreement may be terminated by Parent at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Subsidiary.

Article 5
Miscellaneous

Section 5.01. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 5.02. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to principles of conflicts of law.

Section 5.03. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

Section 5.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Subsidiary; provided that any amendment after such approval that requires further approval of such stockholders shall be subject to and conditioned on such approval.

Section 5.05. Tax Treatment. The parties hereto acknowledge and agree that the Merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code and hereby adopt this Agreement as a “plan of reorganization” for purposes of Section 368 and related provisions of the Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

Fifth Third Bancorp

By:	/s/ Susan B. Zaunbrecher
	Name:	Susan B. Zaunbrecher
	Title:	Executive Vice President, Corporate Secretary and Chief Legal Officer

MB FINANCIAL, INC.

By:	/s/ Susan B. Zaunbrecher
	Name:	Susan B. Zaunbrecher
	Title:	Executive Vice President, Corporate Secretary and Chief Legal Officer

Exhibit A

AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP

Paragraph (A)(3)(a) of Article Fourth of the Amended Articles of Incorporation of Fifth Third Bancorp is renumbered and redesignated as paragraph (A)(3)(b), and a new Paragraph (A)(3)(a) of Article Fourth of the Amended Articles of Incorporation of Fifth Third Bancorp is added to read as follows:

(a)

Section 1.          Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Class B Preferred Stock a series of Class B Preferred Stock designated as the “6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A ” (the “Series A Class B Preferred Stock”). The authorized number of shares of Series A Class B Preferred Stock shall be 200,000 shares, with no par value, having a liquidation preference of $1,000 per share. The number of shares constituting Series A Class B Preferred Stock may be increased from time to time in accordance with Ohio law up to the maximum number of shares of Class B Preferred Stock authorized to be issued under these Articles of Incorporation, as amended or supplemented, less all shares at the time authorized of any other series of Class B Preferred Stock, and any such additional shares of Series A Class B Preferred Stock would form a single series with the shares of Series A Class B Preferred Stock already then issued. Shares of Series A Class B Preferred Stock will be dated the date of issue. Shares of outstanding Series A Class B Preferred Stock that are redeemed, purchased or otherwise acquired by the corporation, or converted into another series of Class B Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Class B Preferred Stock undesignated as to series.

Section 2.          Definitions. The following terms are used in this Amendment as defined below:

(a)            “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York or Cincinnati, Ohio are closed.

(b)            “Class B Series A Dividend Payment Date” has the meaning set forth in Section 4(b).

(c)            “Common Stock” means the common stock, with no par value, of the Corporation.

(d)            “DTC” means The Depository Trust Company.

(e)            “Nonpayment Event” has the meaning set forth in Section 7(d).

(f)             “Original Issue Date” means the date of issue of the Series A Class B Preferred Stock.

(g)            “Preferred Stock Directors” has the meaning set forth in Section 7(d).

(h)            “Regulatory Capital Treatment Event” means the good faith determination by the corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Class B Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Class B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Class B Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Class B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy regulations and guidelines of Regulation Q of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Class B Preferred Stock is outstanding.

(i)             “Series A Dividend Period” means the period from and including a Class B Series A Dividend Payment Date to but excluding the next Class B Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include August 25, 2019 and will end on and include September 29, 2019.

(j)             “Series A Class B Junior Securities” has the meaning set forth in Section 3(a).

(k)            “Series A Class B Parity Securities” has the meaning set forth in Section 3(b).

(l)             “Series A Class B Senior Securities” has the meaning set forth in Section 3(c).

(m)             “Voting Parity Stock” has the meaning set forth in Section 7(d).

Section 3.          Ranking. The shares of Series A Class B Preferred Stock shall rank:

(a)            senior, as to dividends and, upon liquidation, dissolution or winding up of the corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series A Class B Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, the “Series A Class B Junior Securities”);

(b)            on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with the corporation’s outstanding Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Class B Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the corporation, in the distribution of assets, as the case may be (collectively, the “Series A Class B Parity Securities”); and

(c)            junior, to each other class or series of capital stock of the corporation, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Class B Preferred Stock as to dividends or, upon liquidation, dissolution or winding up of the corporation, in the distribution of assets (collectively, the “Series A Class B Senior Securities”).

The corporation may authorize and issue additional shares of Series A Class B Junior Securities and Series A Class B Parity Securities without the consent of the holders of the Series A Class B Preferred Stock.

Section 4.          Dividends.

(a)            Holders of Series A Class B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends based on the liquidation preference of the Series A Class B Preferred Stock at a rate equal to 6.00% per annum for each Series A Dividend Period from the Original Issue Date of the Series A Class B Preferred Stock to, but excluding, the redemption date of the Series A Class B Preferred Stock, if any.

(b)            If declared by the Board of Directors or a duly authorized committee of the Board of Directors, dividends will be payable on the Series A Class B Preferred Stock (each such date, a “Class B Series A Dividend Payment Date”) quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2019. If any Class B Series A Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(c)            Dividends will be payable to holders of record of Series A Class B Preferred Stock as they appear on the corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Class B Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Class B Series A Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)            Dividends payable on Series A Class B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Class B Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Class B Preferred Stock called for redemption.

(e)            Dividends on the Series A Class B Preferred Stock will not be cumulative. If the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Class B Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such Series A Dividend Period, be payable on the applicable Class B Series A Dividend Payment Date or be cumulative, and the corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend for any future Series A Dividend Period with respect to the Series A Class B Preferred Stock or any other class or series of the Corporation’s Preferred Stock.

(f)             So long as any share of Series A Class B Preferred Stock remains outstanding, unless the full dividends for the most recently completed Series A Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series A Class B Preferred Stock, during a Series A Dividend Period:

(i)            no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series A Class B Junior Securities (other than (A) a dividend payable solely in Series A Class B Junior Securities or (B) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)            no shares of Series A Class B Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the corporation, directly or indirectly (other than (A) as a result of a reclassification of Series A Class B Junior Securities for or into other Series A Class B Junior Securities, (B) the exchange or conversion of one share of Series A Class B Junior Securities for or into another share of Series A Class B Junior Securities, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Class B Junior Securities, (D) purchases, redemptions or other acquisitions of shares of Series A Class B Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (E) purchases of shares of Series A Class B Junior Securities pursuant to a contractually binding requirement to buy Series A Class B Junior Securities existing prior to the most recently completed Series A Dividend Period, including under a contractually binding stock repurchase plan or (F) the purchase of fractional interests in shares of Series A Class B Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)            no shares of Series A Class B Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the corporation, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Class B Preferred Stock and such Series A Class B Parity Securities, except by conversion into or exchange for Series A Class B Junior Securities, it being understood that the shares of any class or series of Series A Class B Parity Securities may be redeemed in whole or in part so long as an offer is made to purchase the same portion of the Series A Class B Preferred Stock and all other classes or series of Series A Class B Parity Securities as the portion of the class or series of Series A Class B Parity Securities being so redeemed.

(g)            When dividends are not paid in full upon the shares of Series A Class B Preferred Stock and Series A Class B Parity Securities, if any, all dividends declared upon shares of Series A Class B Preferred Stock and Series A Class B Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Class B Preferred Stock, and accrued dividends, including any accumulations, on Series A Class B Parity Securities, if any, bear to each other for the then current Class B Series A Dividend Period. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on the Common Stock and any other Series A Class B Junior Securities or any Series A Class B Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Class B Preferred Stock shall not be entitled to participate in any such dividend.

(h)            Dividends on the Series A Class B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 5.          Liquidation.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, holders of Series A Class B Preferred Stock are entitled to receive out of assets of the corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series A Class B Senior Securities, before any distribution of assets is made to holders of Common Stock or any other Series A Class B Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends. Holders of Series A Class B Preferred Stock will not be entitled to any other amounts from the corporation after they have received their full liquidating distribution.

(b)            In any such distribution, if the assets of the corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Class B Preferred Stock and all holders of Series A Class B Parity Securities, if any, as to such distribution with the Series A Class B Preferred Stock, the amounts paid to the holders of Series A Class B Preferred Stock and to the holders of all Series A Class B Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Class B Preferred Stock and Series A Class B Parity Securities, if any, the holders of the corporation’s Series A Class B Junior Securities shall be entitled to receive all remaining assets of the corporation according to their respective rights and preferences.

(c)            For purposes of this section, the merger or consolidation of the corporation with any other entity, including a merger or consolidation in which the holders of Series A Class B Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.          Redemption.

(a)            Series A Class B Preferred Stock is perpetual and has no maturity date. Series A Class B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. On and after November 25, 2022, Series A Class B Preferred Stock will be redeemable at the option of the corporation, in whole or in part, from time to time, on any Class B Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series A Class B Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below. Holders of Series A Class B Preferred Stock will have no right to require the redemption or repurchase of Series A Class B Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Class B Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series A Class B Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below.

(b)            If shares of Series A Class B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series A Class B Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series A Class B Preferred Stock are held in book-entry form through DTC, the corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Class B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series A Class B Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Class B Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the corporation for the benefit of the holders of any shares of Series A Class B Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Class B Preferred Stock, and such shares of Series A Class B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Class B Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, to but excluding the redemption date.

(c)            In case of any redemption of only part of the shares of Series A Class B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Class B Preferred Stock shall be redeemed from time to time.

(d)            Any redemption of the Series A Class B Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital regulations or guidelines of the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) applicable to redemption of the Series A Class B Preferred Stock.

Section 7.          Voting Rights.

(a)            Except as provided below or elsewhere in these Articles of Incorporation or as expressly required by applicable law, the holders of shares of Series A Class B Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock.

(b)            For as long as the Series A Class B Preferred Stock is outstanding, the Series A Class B Preferred Stock shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote pursuant to these Articles of Incorporation, the holders of the Series A Class B Preferred Stock being entitled to twenty-four votes for each share of such Series A Class B Preferred Stock standing in the holder’s name of the books of the corporation and the holders of Common Stock being entitled to one vote per share of Common Stock.

(c)            So long as any shares of Series A Class B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Class B Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (i) amend, alter or repeal the provisions of these Articles of Incorporation, or the corporation’s code of regulations, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series A Class B Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights: (A) increases in the amount of the authorized Common Stock or, except as provided in subclause (ii), preferred stock or Class B Preferred Stock; (B) increases or decreases in the number of shares of any series of preferred stock or Class B Preferred Stock, which series is of Series A Class B Parity Securities or Series A Class B Junior Securities; or (C) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock), which series or class is of Series A Class B Parity Securities or Series A Class B Junior Securities; (ii) amend or alter these Articles of Incorporation to authorize or increase the authorized amount of or issue shares of any class or series of stock, or reclassify any of the corporation’s authorized capital stock into any shares of capital stock, ranking senior to the Series A Class B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the corporation or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or (iii) consummate a binding share exchange, a reclassification involving the Series A Class B Preferred Stock or a merger or consolidation of the corporation with or into another entity, provided, however, that the holders of Series A Class B Preferred Stock will have no right to vote under this clause (iii) if in each case: (A) the Series A Class B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and (B) the Series A Class B Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series A Class B Preferred Stock, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Class B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the corporation for the benefit of the holders of Series A Class B Preferred Stock to effect such redemption.

(d)            If and whenever dividends payable on Series A Class B Preferred Stock shall have not been paid in an aggregate amount equal to full dividends for six or more Series A Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series A Class B Preferred Stock, together with the holders of any other class or series of outstanding preferred stock or Class B Preferred Stock upon which similar voting rights as described in this subsection have been conferred and are exercisable with respect to such matter (any such other class or series being herein referred to as “Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “Preferred Stock Directors”); provided that it shall be a qualification for election for any Preferred Stock Director that the election of such director shall not cause the corporation to violate the corporate governance requirements of any securities exchange or other trading facility on which securities of the corporation may then be listed or traded that listed or traded companies must have a majority of independent directors; provided, further, that the Board of Directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.

In the event that the holders of Series A Class B Preferred Stock and the holders of such Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of shares representing at least 20% of the combined liquidation preference of the Series A Class B Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Class B Preferred Stock or Voting Parity Stock, and delivered to the Corporate Secretary of the corporation in such manner as provided for in Section 13 below, or as may otherwise be required by applicable law. If the Corporate Secretary of the corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A Class B Preferred Stock may call such a meeting at the corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series A Class B Preferred Stock holder shall have access to the corporation’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as provided below.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series A Class B Preferred Stock and Voting Parity Stock representing at least a majority of the combined liquidation preference of the Series A Class B Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series A Class B Preferred Stock and such Voting Parity Stock, voting as a single class in proportion to their respective liquidation preferences. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

When dividends have been paid in full on the Series A Class B Preferred Stock for at least four consecutive Series A Dividend Periods, then the right of the holders of Series A Class B Preferred Stock to elect the Preferred Stock Directors shall terminate (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series A Class B Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

(e)            Except as expressly provided in this Section 7, each holder of Series A Class B Preferred Stock shall have one vote per share on any matter on which holders of Series A Class B Preferred Stock are entitled to vote under this Section 7. The holders of the Series A Class B Preferred Stock shall have exclusive voting rights on any amendment to these Articles of Incorporation that would alter only the contract rights, as expressly set forth in these Articles of Incorporation, of the Series A Class B Preferred Stock.

Section 8.          Conversion Rights. The holders of shares of Series A Class B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the corporation.

Section 9.          Preemptive Rights. The holders of shares of Series A Class B Preferred Stock will have no preemptive rights with respect to any shares of the corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 10.      Certificates. The corporation may at its option issue shares of Series A Class B Preferred Stock without certificates.

Section 11.      Transfer Agent. The duly appointed transfer agent for the Series A Class B Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the corporation and the transfer agent; provided that the corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Class B Preferred Stock.

Section 12.      Registrar. The duly appointed registrar for the Series A Class B Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the corporation and the registrar; provided that the corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Class B Preferred Stock.

Section 13.      Notices. All notices or communications in respect of the Series A Class B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the articles of incorporation or code of regulations of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series A Class B Preferred Stock or depositary shares representing an interest in shares of Series A Class B Preferred Stock are issued or held in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders thereof at such time and in any manner permitted by such facility.

APPENDIX B

Form of AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP

Paragraph (A)(3)(a) of Article Fourth of the Amended Articles of Incorporation of Fifth Third Bancorp is renumbered and redesignated as paragraph (A)(3)(b), and a new Paragraph (A)(3)(a) of Article Fourth of the Amended Articles of Incorporation of Fifth Third Bancorp is added to read as follows:

(a)

Section 1.          Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Class B Preferred Stock a series of Class B Preferred Stock designated as the “6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A ” (the “Series A Class B Preferred Stock”). The authorized number of shares of Series A Class B Preferred Stock shall be 200,000 shares, with no par value, having a liquidation preference of $1,000 per share. The number of shares constituting Series A Class B Preferred Stock may be increased from time to time in accordance with Ohio law up to the maximum number of shares of Class B Preferred Stock authorized to be issued under these Articles of Incorporation, as amended or supplemented, less all shares at the time authorized of any other series of Class B Preferred Stock, and any such additional shares of Series A Class B Preferred Stock would form a single series with the shares of Series A Class B Preferred Stock already then issued. Shares of Series A Class B Preferred Stock will be dated the date of issue. Shares of outstanding Series A Class B Preferred Stock that are redeemed, purchased or otherwise acquired by the corporation, or converted into another series of Class B Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Class B Preferred Stock undesignated as to series.

Section 2.          Definitions. The following terms are used in this Amendment as defined below:

(a)            “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York or Cincinnati, Ohio are closed.

(b)            “Class B Series A Dividend Payment Date” has the meaning set forth in Section 4(b).

(c)            “Common Stock” means the common stock, with no par value, of the Corporation.

(d)            “DTC” means The Depository Trust Company.

(e)            “Nonpayment Event” has the meaning set forth in Section 7(d).

(f)             “Original Issue Date” means the date of issue of the Series A Class B Preferred Stock.

(g)            “Preferred Stock Directors” has the meaning set forth in Section 7(d).

(h)            “Regulatory Capital Treatment Event” means the good faith determination by the corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Class B Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Class B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Class B Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Class B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy regulations and guidelines of Regulation Q of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Class B Preferred Stock is outstanding.

(i)             “Series A Dividend Period” means the period from and including a Class B Series A Dividend Payment Date to but excluding the next Class B Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include August 25, 2019 and will end on and include September 29, 2019.

(j)             “Series A Class B Junior Securities” has the meaning set forth in Section 3(a).

(k)            “Series A Class B Parity Securities” has the meaning set forth in Section 3(b).

(l)             “Series A Class B Senior Securities” has the meaning set forth in Section 3(c).

(m)             “Voting Parity Stock” has the meaning set forth in Section 7(d).

Section 3.          Ranking. The shares of Series A Class B Preferred Stock shall rank:

(a)            senior, as to dividends and, upon liquidation, dissolution or winding up of the corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series A Class B Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, the “Series A Class B Junior Securities”);

(b)            on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with the corporation’s outstanding Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Class B Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the corporation, in the distribution of assets, as the case may be (collectively, the “Series A Class B Parity Securities”); and

(c)            junior, to each other class or series of capital stock of the corporation, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Class B Preferred Stock as to dividends or, upon liquidation, dissolution or winding up of the corporation, in the distribution of assets (collectively, the “Series A Class B Senior Securities”).

The corporation may authorize and issue additional shares of Series A Class B Junior Securities and Series A Class B Parity Securities without the consent of the holders of the Series A Class B Preferred Stock.

Section 4.          Dividends.

(a)            Holders of Series A Class B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends based on the liquidation preference of the Series A Class B Preferred Stock at a rate equal to 6.00% per annum for each Series A Dividend Period from the Original Issue Date of the Series A Class B Preferred Stock to, but excluding, the redemption date of the Series A Class B Preferred Stock, if any.

(b)            If declared by the Board of Directors or a duly authorized committee of the Board of Directors, dividends will be payable on the Series A Class B Preferred Stock (each such date, a “Class B Series A Dividend Payment Date”) quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2019. If any Class B Series A Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(c)            Dividends will be payable to holders of record of Series A Class B Preferred Stock as they appear on the corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Class B Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Class B Series A Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)            Dividends payable on Series A Class B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Class B Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Class B Preferred Stock called for redemption.

(e)            Dividends on the Series A Class B Preferred Stock will not be cumulative. If the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Class B Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such Series A Dividend Period, be payable on the applicable Class B Series A Dividend Payment Date or be cumulative, and the corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend for any future Series A Dividend Period with respect to the Series A Class B Preferred Stock or any other class or series of the Corporation’s Preferred Stock.

(f)             So long as any share of Series A Class B Preferred Stock remains outstanding, unless the full dividends for the most recently completed Series A Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series A Class B Preferred Stock, during a Series A Dividend Period:

(i)            no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series A Class B Junior Securities (other than (A) a dividend payable solely in Series A Class B Junior Securities or (B) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)            no shares of Series A Class B Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the corporation, directly or indirectly (other than (A) as a result of a reclassification of Series A Class B Junior Securities for or into other Series A Class B Junior Securities, (B) the exchange or conversion of one share of Series A Class B Junior Securities for or into another share of Series A Class B Junior Securities, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Class B Junior Securities, (D) purchases, redemptions or other acquisitions of shares of Series A Class B Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (E) purchases of shares of Series A Class B Junior Securities pursuant to a contractually binding requirement to buy Series A Class B Junior Securities existing prior to the most recently completed Series A Dividend Period, including under a contractually binding stock repurchase plan or (F) the purchase of fractional interests in shares of Series A Class B Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)            no shares of Series A Class B Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the corporation, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Class B Preferred Stock and such Series A Class B Parity Securities, except by conversion into or exchange for Series A Class B Junior Securities, it being understood that the shares of any class or series of Series A Class B Parity Securities may be redeemed in whole or in part so long as an offer is made to purchase the same portion of the Series A Class B Preferred Stock and all other classes or series of Series A Class B Parity Securities as the portion of the class or series of Series A Class B Parity Securities being so redeemed.

(g)            When dividends are not paid in full upon the shares of Series A Class B Preferred Stock and Series A Class B Parity Securities, if any, all dividends declared upon shares of Series A Class B Preferred Stock and Series A Class B Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Class B Preferred Stock, and accrued dividends, including any accumulations, on Series A Class B Parity Securities, if any, bear to each other for the then current Class B Series A Dividend Period. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on the Common Stock and any other Series A Class B Junior Securities or any Series A Class B Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Class B Preferred Stock shall not be entitled to participate in any such dividend.

(h)            Dividends on the Series A Class B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 5.          Liquidation.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, holders of Series A Class B Preferred Stock are entitled to receive out of assets of the corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series A Class B Senior Securities, before any distribution of assets is made to holders of Common Stock or any other Series A Class B Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends. Holders of Series A Class B Preferred Stock will not be entitled to any other amounts from the corporation after they have received their full liquidating distribution.

(b)            In any such distribution, if the assets of the corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Class B Preferred Stock and all holders of Series A Class B Parity Securities, if any, as to such distribution with the Series A Class B Preferred Stock, the amounts paid to the holders of Series A Class B Preferred Stock and to the holders of all Series A Class B Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Class B Preferred Stock and Series A Class B Parity Securities, if any, the holders of the corporation’s Series A Class B Junior Securities shall be entitled to receive all remaining assets of the corporation according to their respective rights and preferences.

(c)            For purposes of this section, the merger or consolidation of the corporation with any other entity, including a merger or consolidation in which the holders of Series A Class B Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.          Redemption.

(a)            Series A Class B Preferred Stock is perpetual and has no maturity date. Series A Class B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. On and after November 25, 2022, Series A Class B Preferred Stock will be redeemable at the option of the corporation, in whole or in part, from time to time, on any Class B Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series A Class B Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below. Holders of Series A Class B Preferred Stock will have no right to require the redemption or repurchase of Series A Class B Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Class B Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series A Class B Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below.

(b)            If shares of Series A Class B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series A Class B Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series A Class B Preferred Stock are held in book-entry form through DTC, the corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Class B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series A Class B Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Class B Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the corporation for the benefit of the holders of any shares of Series A Class B Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Class B Preferred Stock, and such shares of Series A Class B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Class B Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, to but excluding the redemption date.

(c)            In case of any redemption of only part of the shares of Series A Class B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Class B Preferred Stock shall be redeemed from time to time.

(d)            Any redemption of the Series A Class B Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital regulations or guidelines of the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) applicable to redemption of the Series A Class B Preferred Stock.

Section 7.          Voting Rights.

(a)            Except as provided below or elsewhere in these Articles of Incorporation or as expressly required by applicable law, the holders of shares of Series A Class B Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock.

(b)            For as long as the Series A Class B Preferred Stock is outstanding, the Series A Class B Preferred Stock shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote pursuant to these Articles of Incorporation, the holders of the Series A Class B Preferred Stock being entitled to twenty-four votes for each share of such Series A Class B Preferred Stock standing in the holder’s name of the books of the corporation and the holders of Common Stock being entitled to one vote per share of Common Stock.

(c)            So long as any shares of Series A Class B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Class B Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (i) amend, alter or repeal the provisions of these Articles of Incorporation, or the corporation’s code of regulations, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series A Class B Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights: (A) increases in the amount of the authorized Common Stock or, except as provided in subclause (ii), preferred stock or Class B Preferred Stock; (B) increases or decreases in the number of shares of any series of preferred stock or Class B Preferred Stock, which series is of Series A Class B Parity Securities or Series A Class B Junior Securities; or (C) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock), which series or class is of Series A Class B Parity Securities or Series A Class B Junior Securities; (ii) amend or alter these Articles of Incorporation to authorize or increase the authorized amount of or issue shares of any class or series of stock, or reclassify any of the corporation’s authorized capital stock into any shares of capital stock, ranking senior to the Series A Class B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the corporation or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or (iii) consummate a binding share exchange, a reclassification involving the Series A Class B Preferred Stock or a merger or consolidation of the corporation with or into another entity, provided, however, that the holders of Series A Class B Preferred Stock will have no right to vote under this clause (iii) if in each case: (A) the Series A Class B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and (B) the Series A Class B Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series A Class B Preferred Stock, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Class B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the corporation for the benefit of the holders of Series A Class B Preferred Stock to effect such redemption.

(d)            If and whenever dividends payable on Series A Class B Preferred Stock shall have not been paid in an aggregate amount equal to full dividends for six or more Series A Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series A Class B Preferred Stock, together with the holders of any other class or series of outstanding preferred stock or Class B Preferred Stock upon which similar voting rights as described in this subsection have been conferred and are exercisable with respect to such matter (any such other class or series being herein referred to as “Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “Preferred Stock Directors”); provided that it shall be a qualification for election for any Preferred Stock Director that the election of such director shall not cause the corporation to violate the corporate governance requirements of any securities exchange or other trading facility on which securities of the corporation may then be listed or traded that listed or traded companies must have a majority of independent directors; provided, further, that the Board of Directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.

In the event that the holders of Series A Class B Preferred Stock and the holders of such Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of shares representing at least 20% of the combined liquidation preference of the Series A Class B Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Class B Preferred Stock or Voting Parity Stock, and delivered to the Corporate Secretary of the corporation in such manner as provided for in Section 13 below, or as may otherwise be required by applicable law. If the Corporate Secretary of the corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A Class B Preferred Stock may call such a meeting at the corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series A Class B Preferred Stock holder shall have access to the corporation’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as provided below.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series A Class B Preferred Stock and Voting Parity Stock representing at least a majority of the combined liquidation preference of the Series A Class B Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series A Class B Preferred Stock and such Voting Parity Stock, voting as a single class in proportion to their respective liquidation preferences. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

When dividends have been paid in full on the Series A Class B Preferred Stock for at least four consecutive Series A Dividend Periods, then the right of the holders of Series A Class B Preferred Stock to elect the Preferred Stock Directors shall terminate (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series A Class B Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

(e)            Except as expressly provided in this Section 7, each holder of Series A Class B Preferred Stock shall have one vote per share on any matter on which holders of Series A Class B Preferred Stock are entitled to vote under this Section 7. The holders of the Series A Class B Preferred Stock shall have exclusive voting rights on any amendment to these Articles of Incorporation that would alter only the contract rights, as expressly set forth in these Articles of Incorporation, of the Series A Class B Preferred Stock.

Section 8.          Conversion Rights. The holders of shares of Series A Class B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the corporation.

Section 9.          Preemptive Rights. The holders of shares of Series A Class B Preferred Stock will have no preemptive rights with respect to any shares of the corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 10.      Certificates. The corporation may at its option issue shares of Series A Class B Preferred Stock without certificates.

Section 11.      Transfer Agent. The duly appointed transfer agent for the Series A Class B Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the corporation and the transfer agent; provided that the corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Class B Preferred Stock.

Section 12.      Registrar. The duly appointed registrar for the Series A Class B Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the corporation and the registrar; provided that the corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Class B Preferred Stock.

Section 13.      Notices. All notices or communications in respect of the Series A Class B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the articles of incorporation or code of regulations of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series A Class B Preferred Stock or depositary shares representing an interest in shares of Series A Class B Preferred Stock are issued or held in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders thereof at such time and in any manner permitted by such facility.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles or regulations of Fifth Third.

The Fifth Third regulations provide that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulations.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers, and the directors and officers of its subsidiaries, in certain circumstances.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of June 24, 2019, by and between Fifth Third Bancorp and MB Financial, Inc. (included as Appendix A to the prospectus/information statement contained in this Registration Statement). *

3.1	Form of Amendment to the Amended Articles of Incorporation of Fifth Third Bancorp (included as Appendix B to the prospectus/information statement contained in this Registration Statement).*

4.1	Form of Second Amended and Restated Deposit Agreement among Fifth Third Bancorp, as issuer, and American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts issued.*

5.1	Opinion and Consent of Thompson Hine LLP as to the validity of the securities being registered.*

8.1	Opinion of Davis Polk & Wardwell LLP regarding certain tax matters.**

23.1	Consent of Deloitte & Touche LLP.**

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1 hereto).**

24.1	Power of Attorney (included on signature page of this Registration Statement).*

*	Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-232335), which was filed with the SEC on June 25, 2019.
**	Filed herewith.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

2.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

3.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

D.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

F.	That every prospectus (1) that is filed pursuant to paragraph (E) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

G.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

H.	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

I.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 19, 2019.

FIFTH THIRD BANCORP

By:	/s/ Greg D. Carmichael
Name: Title:	Greg D. Carmichael Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Greg D. Carmichael
Greg D. Carmichael	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 19, 2019
*
Tayfun Tuzun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 19, 2019
*
Mark D. Hazel	Senior Vice President and Controller (Principal Accounting Officer)	July 19, 2019
*
Nicholas K. Akins	Director	July 19, 2019
*
B. Evan Bayh III	Director	July 19, 2019
*
Jorge L. Benitez	Director	July 19, 2019
*
Katherine B. Blackburn	Director	July 19, 2019
*
Emerson L. Brumback	Director	July 19, 2019
*
Jerry W. Burris	Director	July 19, 2019

*
C. Bryan Daniels	Director	July 19, 2019
*
Thomas H. Harvey	Director	July 19, 2019
*
Gary R. Heminger	Director	July 19, 2019
*
Jewell D. Hoover	Director	July 19, 2019
*
Eileen A. Mallesch	Director	July 19, 2019
*
Michael B. McCallister	Director	July 19, 2019
*
Marsha C. Williams	Director	July 19, 2019

* By:	/s/ Greg D. Carmichael
Greg D. Carmichael
(Attorney-in-Fact)
Pursuant to Powers of Attorney